FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20006

                                   FORM 10-K

                            -----------------------

{X} Annual Report Pursuant to Section 13 or 15(d) of the Securities
    Exchange Act of 1934

For the fiscal year ended December 31, 1997 FDIC Certificate Number 27504

{ } Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

For the transition period from _______ to _______

                              Bank of South Windsor
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Connecticut                            06-1239691
--------------------------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification
 incorporation or organization)                          Number)

1695 Ellington Road, South Windsor, Connecticut                 06074
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code         (860) 644-4412
--------------------------------------------------------------------------------

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:

                               Common Stock, $5.00
--------------------------------------------------------------------------------
                                (Title of class)

                             American Stock Exchange
--------------------------------------------------------------------------------
                  (Name of each exchange on which registered)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes  X   No
                                       ---    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the
best  of  the  registrant's   knowledge,  in  definitive  proxy  or  information
statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. {X}

The aggregate market value of the voting common stock held by nonaffiliates of the registrant was $24,765,961 on March 20, 1998. On that date, 958,289 shares of common stock were outstanding.

Documents Incorporated by Reference:  None

This document contains 71 pages.

                            1997 Form 10-K Contents


Part I

        Item 1.    Business ..............................................     3
        Item 2.    Properties ............................................    17
        Item 3.    Legal Proceedings .....................................    18
        Item 4.    Submission of Matters to a Vote of Security Holders ...    18

Part II

        Item 5.    Market for the Registrant's Common Equity and
                     Related Stockholder Matters .........................    19
        Item 6.    Selected Financial Data ...............................    20
        Item 7.    Management's Discussion and Analysis of
                     Financial Condition and Results of Operations .......    21
        Item 8.    Financial Statements and Supplementary Data ...........    33
        Item 9.    Changes in and Disagreements with Accountants on
                      Accounting and Financial Disclosure ................    58

Part III

        Item 10.   Directors and Executive Officers of the Registrant ....    59
        Item 11.   Executive Compensation ................................    61
        Item 12.   Security Ownership of Certain Beneficial Owners and
                      Management .........................................    63
        Item 13.   Certain Relationships and Related Transactions ........    65

Part IV

        Item 14.   Exhibits, Financial Statement Schedules, and Reports
                      on Form 8-K ........................................    66

Signatures ...............................................................    69

                                     PART I
                                     ------


ITEM 1.  BUSINESS

PROPOSED MERGER

On March 19, 1998, Bank of South Windsor (the "Bank") announced a definitive agreement with New England Community Bancorp, Inc. ("NECB") to merge the Bank into and with New England Bank & Trust Company, a wholly-owned subsidiary of NECB. Under the proposed merger, which is subject to various conditions including regulatory approvals and approval by the shareholders of both the Bank and NECB (if legally required), each share of the Bank's common stock will convert into 1.3204 shares of NECB common stock, subject to adjustment under certain circumstances. In connection with the merger agreement, the Bank and NECB entered into a stock option agreement dated March 19, 1998 pursuant to which NECB will have an option to purchase 215,000 shares of the Bank's common stock at $12.00 per share, which option is exercisable in certain circumstances. Management expects that the proposed transaction will close in the third quarter of 1998.

GENERAL

The Bank was chartered on May 18, 1988 under the laws of the State of Connecticut. The Bank is subject to regulation by the State of Connecticut Department of Banking (the "State") and by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank commenced operations on May 15, 1989. Based in South Windsor, Connecticut the Bank operates two (2) banking offices located in East Hartford and Vernon, Connecticut.

The Bank is engaged in the full service commercial and consumer banking business. It emphasizes personalized banking services for individuals, professionals and small- to medium-sized businesses. The Bank offers a full range of commercial banking services, emphasizing short and long-term business lending (including Small Business Administration (SBA) and Connecticut Development Authority), as well as offering checking, savings, club and money market accounts, certificates of deposit, customer repurchase agreements, personal loans, residential mortgage loans, student loans, and MasterCard and Visa credit cards. It also offers other consumer-oriented financial services as well as safe deposit boxes. Individual retirement accounts are also offered to its customers. Deposits are insured up to prescribed limits by the FDIC.

The Bank's retail service area is presently concentrated in the Connecticut cities and towns of East Hartford, South Windsor and Vernon, but it also serves other surrounding communities. Industrial, retail, professional service and manufacturing organizations of varying sizes are situated within its service area as well as homes and service businesses for the employees of these industries and the residents thereof.

The Bank is not presently a member of the Federal Reserve System. As of December 31, 1997, the Bank is a member of the Federal Home Loan Bank of Boston.
Membership in the Federal Home Loan Bank provides the Bank with an additional credit facility by way of access to fixed and variable rate advances available under various optional terms.

As of December 31, 1997, the Bank had total assets of $155,123,000, loans of $99,947,000, deposits of $132,903,000 and shareholders' equity of $10,837,000.
For more detailed  information  concerning the Bank's financial  condition,  see
ITEM 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and ITEM 8, "FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA."

EMPLOYEES

As of December 31, 1997, the Bank employed 69 persons on a full time equivalent basis. Relations with employees are considered to be satisfactory.


COMPETITION

The Bank is the only depository institution headquartered in South Windsor. However, competition for consumer services and deposits within the Bank's market area is intense among commercial banks and other financial service institutions, some of which are larger and have resources substantially greater than the Bank, for obtaining deposits and making loans. Branches of other commercial banks are located in the cities and towns within which the Bank does business.

The Bank also faces intense competition from savings banks, savings and loan associations, credit unions and other financial institutions in its market area for savings deposits, money market deposits, time deposits and commercial, mortgage and consumer loans. Moreover, Connecticut thrift institutions are permitted to offer some personal and business banking services in competition with the Bank. Competition is heightened by the effect of state laws and regulations which permit statewide branching and interstate banking.

The Bank stresses its local identity and community involvement in developing and marketing its products and services. In addition, the Bank focuses on the small- to medium-sized commercial customers, where it emphasizes personal, responsive and efficient services. The Bank supplements this market focus by seeking to demonstrate that it has the capacity and willingness to understand these customers' financial needs and objectives. The Bank's market strategy includes expanding this focus to its retail banking efforts.

REGULATION AND SUPERVISION

        FIRREA

The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") restructured the regulation, supervision and deposit insurance of savings and loan associations and federal savings banks whose deposits were formerly insured by the Federal Savings and Loan Insurance Corporation ("FSLIC"). FSLIC was replaced by the Savings Association Insurance Fund ("SAIF") administered by the FDIC. A separate fund, the Bank Insurance Fund ("BIF"), which was essentially a continuation of the FDIC's then existing fund, was established for banks and state savings banks.

The FDIC has developed a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to its level of risk. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized and the institution's "supervisory subgroups": Subgroup A, B or C. Subgroup A institutions are financially sound institutions with a few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the area of weakness. Based on its capital and supervisory subgroups, each BIF or SAIF member institution is assigned an annual FDIC assessment rate per $100 of insured deposits varying between 0.23% per annum (for well capitalized Subgroup A institutions) and 0.31% per annum (for undercapitalized Subgroup C institutions). Well capitalized Subgroup B and Subgroup C institutions will be assigned assessment rates per $100 of insured deposits of 0.26% per annum and 0.29% per annum, respectively. On August 8, 1995, the FDIC approved an amendment to its regulation on assessments establishing a new assessment rate schedule which would range from 0.04% to 0.31% for members of BIF. This new rate schedule took effect September 29, 1995. On November 14, 1995 the FDIC voted to establish a new assessment rate schedule which would range from zero to 0.27% for members of BIF, subject to certain minimums. This new assessment rate schedule took effect January 1, 1996.

FIRREA and the Crime Control Act of 1990 expanded the enforcement powers available to federal banking regulators, including providing greater flexibility to impose enforcement actions, expanding the persons dealing with a bank who are subject to enforcement actions, and increasing the potential civil and criminal penalties.

Under FIRREA, failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the imposition of a cease and desist order which, depending on its terms, could severely restrict the institution's activities or cause the termination of deposit insurance by the FDIC.

        FDICIA

Enacted in December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the bank regulatory provisions of the Federal Deposit Insurance Act and several other federal banking statutes. Among other things, FDICIA required federal banking agencies to broaden the scope of regulatory corrective action taken with respect to banks that do not meet minimum capital requirements and to take such actions promptly in order to minimize losses to the FDIC. Under FDICIA, federal banking agencies were required to establish minimum levels of capital (including both a leverage limit and risk-based capital requirements) and specify for each capital measure the levels at which depository institutions will be considered "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" or "critically undercapitalized". These minimum capital levels became effective on December 19, 1992.

As of December 31, 1997 the Bank's total risk-based capital ratio was 11.92%, its Tier 1 risk-based capital ratio was 10.66% and its Tier 1 leverage ratio was 6.89%. Under regulations adopted under the provisions of FDICIA, for an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5% and not be subject to any specific capital order or directive. For an institution to be adequately capitalized, it must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4% (or in some cases 3%). Under the regulations, an institution will be deemed to be undercapitalized if the bank has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a Tier 1 leverage ratio of less than 4% (or in some cases 3%). An institution will be deemed to be significantly undercapitalized if the bank has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a Tier 1 leverage ratio of less than 3% and will be deemed to be critically undercapitalized if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

The FDIC has adopted a rule to implement the FDICIA requirement that risk-based capital rules take account of interest rate risk. The rule focuses on institutions having relatively high levels of measured interest rate risk and considers the effect that changing interest rates would have upon the value of an institution's assets, liabilities and off balance sheet positions.

FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and prohibitions on the payment of interest rates on deposits in excess of 75 basis points above the average market yields for comparable deposits. In addition, such institutions must submit a capital restoration plan which is acceptable to applicable federal banking agencies.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets or to cease accepting deposits from correspondent banks and restrictions on senior executive compensation and on inter-affiliate transactions. Critically undercapitalized institutions are subject to a number of additional restrictions, including the appointment of a receiver or conservator.

Regulations promulgated under FDICIA also require that an institution monitor its capital levels closely and notify its appropriate federal banking regulators within 15 days of any material events that affect the capital position of the institution. FDICIA also contains a variety of other provisions that affect the operations of the Bank, including certain reporting requirements, regulatory standards and guidelines for real estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch, certain restrictions on investments and activities of state-chartered insured banks, limitations on credit exposure between banks, restrictions on loans to a bank's insiders, guidelines governing regulatory examinations and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and quality, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares (if feasible) and such other standards as the agency deems appropriate.

Finally, FDICIA limits the discretion of the FDIC with respect to deposit insurance coverage by requiring that, except in very limited circumstances, the FDIC's course of action in resolving a problem bank must constitute the "least costly resolution" for BIF or SAIF, as the case may be. The FDIC has interpreted this standard as requiring it not to protect deposits exceeding the $100,000 insurance limit in more situations than was previously the case.

For additional information regarding the capital ratios of the Bank, see ITEM 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Capital Resources."

        Dividend Capability

On January 23, 1997, the Board of Directors of the Bank declared a dividend of $.03 per share payable on February 21, 1997 to shareholders of record on January 23, 1997. This was the first dividend paid by the Bank on its stock since the second quarter of 1994. The Bank subsequently paid quarterly dividends of $.03 per share on May, August and November 21, 1997. On February 5, 1998, the Board of Directors of the Bank declared an increased dividend of $.05 per share payable on February 27, 1998 to shareholders of record on February 13, 1998.

Under Connecticut law, the Bank may declare and pay cash dividends only from the current year's and the prior two year's retained net profits as defined. For additional information, see Note 13 of Notes to Financial Statements.

STATISTICAL INFORMATION

The following supplementary statistical information required under Guide 3 should be read in conjunction with the related financial statements and notes thereto under ITEM 8 of this Form 10-K Report and ITEM 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Certain reclassifications have been made to the 1993 through 1996 statistical information to conform with the 1997 presentation. The average balances presented in the statistical information are based upon average daily amounts.

I. Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential

See Part II, ITEM 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," under the caption "Net Interest Income" for the information required under this item.

II. Investment Portfolio

The following table presents the carrying value of securities available for sale (at fair value) and held to maturity (at amortized cost), by type, at year end for each of the last two years.

                                                            December 31,
                                                            ------------
                                                      1997               1996
                                                      ----               ----
                                                           (in thousands)
Available for Sale:
-------------------

U.S. Treasury                                       $    520            $   764
U.S. Government agencies                              17,585             14,653
Mortgage-backed securities                            19,508              4,442
Obligations of states and political subdivisions       3,774              1,413
Other debt securities                                    520              2,645
Federal Home Loan Bank stock                           1,295                967
                                                    --------            -------
     Total                                          $ 43,202            $24,884
                                                    ========            =======
Held to Maturity:
-----------------
U.S. Government agencies                            $  1,000            $ 1,251
                                                    ========            =======

On December 29, 1995, the Bank utilized the one-time transfer ability allowed by the Financial Accounting Standards Board in its special report "A Guide to Implementation of Financial Accounting Standards No. 115 on Accounting for Certain Investments in Debt and Equity Securities" and reclassified certain securities held to maturity to securities available for sale. Securities of $7,921,000 were transferred from the held to maturity category to the available for sale category. In connection with this reclassification, gross unrealized gains of $32,000 and gross unrealized losses of $96,000 were recorded in securities available for sale and in shareholders' equity (on a net of tax basis).

For information regarding the fair value and unrealized gains and losses of the Bank's investment portfolio, see Note 3 of Notes to Financial Statements.

The following table shows the maturities and weighted average yields of the Bank's securities available for sale and held to maturity as of December 31, 1997. All amounts are stated at amortized cost. The weighted average yields on income from tax-exempt obligations of states and political subdivisions have not been adjusted to a tax equivalent basis, an adjustment that is not deemed to be significant.


                                                             Maturity
                           ------------------------------------------------------------------------------
                                                After One Year      After Five Years
                                               But Within Five       But Within Ten
                          Within One Year           Years                 Years           After Ten Years
                          ---------------      ---------------       ---------------      ---------------
                          Amount    Yield      Amount    Yield       Amount    Yield      Amount    Yield
                          ------    -----      ------    -----       ------    -----      ------    -----
                                                    (dollars in thousands)
Available for Sale:
-------------------
U.S. Treasury              $ --        --%     $  264     7.34%     $   256     6.11      $   --      --%
U.S. Government agencies    500      3.94       2,000     6.73       13,376     7.20       1,558    7.80
Mortgage-backed
   securities (1)            --        --         323     7.00       18,977     6.97          --      --
Obligations of states
   and political
   subdivisions              --        --         500     3.97          630     4.85       2,636    5.04
Other debt securities        --        --          25     7.88          527     5.31          --      --
Federal Home Loan
   Bank stock                --        --          --       --           --       --       1,295    6.50
                          ------               ------               -------               ------
     Total                 $500      3.94      $3,112     6.38      $33,766     7.03      $5,489    6.17
                          ======               ======               =======               ======

Held to Maturity:
-----------------
U.S. Government agencies   $500      4.02%     $  500     4.50%     $    --       --%     $   --      --%
                          ======               ======               =======               ======

(1) Based upon final maturity of the individual loans in the mortgage-backed pools.

III. Loan Portfolio

The amounts of loans outstanding and the percent of the total represented by each type on the dates indicated were as follows:

                                                 December 31,
                                  ---------------------------------------------
                                          1997                       1996
                                  ------------------          -----------------
                                   Amount         %           Amount         %
                                   ------        ---           ------       ---
                                           (dollars in thousands)

Real estate:
     Construction                 $ 3,112         3           $ 1,801         2
     Secured by 1 to 4 family
       residential property        42,894        43            45,111        46
     Secured by commercial
       property                    34,046        34            32,853        33
Commercial                         15,523        16            13,158        13
Installment                         4,372         4             6,153         6
                                  -------       ---           -------       ---
         Total                     99,947       100            99,076       100
                                                ===                         ===
Less:  Reserve for loan losses      2,156                       1,973
                                  -------                     -------
Loans, net                        $97,791                     $97,103
                                  =======                     =======

The following table reflects maturity and repricing data for loans outstanding as of December 31, 1997 (excluding loans in nonaccrual status).

     (in thousands)

     Fixed Rate Loans with a Remaining Maturity of:
      Three months or less                                             $  1,297
      Over three months through twelve months                             1,771
      Over one year through five years                                   11,232
      Over five years                                                    19,313
                                                                       --------
          Total fixed rate loans                                         33,613
                                                                       --------
     Floating Rate Loans with a Repricing Frequency of :
      Quarterly or more frequently                                       23,447
      Annually or more frequently, but less than quarterly               21,148
      Every five years or more frequently, but less than annually        20,071
      Less frequently than every five years                               1,140
                                                                       --------
          Total floating rate loans                                      65,806
                                                                       --------
     Total loans                                                        $99,419
                                                                       ========
Commitments and Lines of Credit

Letters of credit represent extensions of credit granted in the normal course of business which are not reflected in the Bank's financial statements. As of December 31, 1997, the Bank was contingently liable for letters of credit of $1,836,000, all of which represent standby letters of credit. In addition, the Bank has issued lines of credit to customers. Borrowing under such lines of credit are usually for the working capital needs of the borrower. As of December 31, 1997, the Bank had extended commitments on lines of credit in the aggregate amount of $24,055,000, of which $15,000,000 represented commercial lines of credit and $9,055,000 represented consumer lines of credit.

Such amounts represent the portion of total commitments which had not been used by customers as of December 31, 1997.

Nonperforming Assets

Certain risks are inherent in the Bank's lending activities. One measurement of the amount of risk in the Bank's loan portfolio is the level of nonperforming assets. Nonperforming assets include nonaccrual loans, 90 days past due and still accruing interest, renegotiated loans due to a weakening in the financial condition of the borrower and other real estate owned.

Generally, a loan (including a loan impaired under Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114)) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing; however, loans that are well secured and in the process of collection may not have the accrual of interest discontinued, at the judgment of management. When a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed against current period interest income, except where the Bank has determined that such loans are well secured as to principal and interest and are in the process of collection. Interest earned thereafter is only included in income to the extent that it is actually collected. Loans are removed from nonaccrual status when they become current as to both principal and interest and when future payments are estimated to be fully collectible.

Renegotiated loans are loans the terms of which have been renegotiated to provide a reduction, forgiveness or deferral of interest or principal because of a deterioration in the financial position of the borrower. Interest is only recognized in current income at the renegotiated reduced rate and then only to the extent such interest is deemed collectible and the borrower has demonstrated repayment performance.

Other real estate owned, comprised of real estate acquired through foreclosure or acceptance of deed in lieu of foreclosure, is carried at the lower of the cost or fair market value less estimated selling costs. Property is transferred to other real estate owned at the lower of cost or fair market value, with any excess of cost over fair market value charged to the reserve for loan losses. Any further decline in value based on subsequent changes to estimated fair market value or any loss upon ultimate disposition of the property is charged against the reserve for losses on other real estate owned.

As part of management's determination of nonperforming assets, management reviews and identifies certain other assets which may be impaired based upon current collateral and financial conditions. The accrual of interest on such assets is discontinued at the judgment of management.

The Bank's nonperforming assets (included in loans and other real estate owned in the balance sheets) were as follows on the dates indicated:

                                         Year Ended December 31,
                                      -----------------------------
                                        1997                   1996
                                        ----                   ----
                                         (dollars in thousands)
Nonaccrual loans                     $   528               $  1,333
Renegotiated loans                      --                     --
Loans 90 days past due and
   still accruing interest               109                    113
                                    --------               --------
     Total nonperforming loans           637                  1,446
Other real estate owned (1)              244                  1,392
                                    --------               --------
     Total nonperforming assets     $    881               $  2,838
                                    ========               ========

Year-end loans and other
     real estate owned (1)          $100,191               $100,468
                                    ========               ========
Nonperforming assets as a
     percentage of year-end
     loans and other real
     estate owned (1)                   .88%                  2.82%
                                    ========               ========
Reserve for loan losses as a
     percentage of
     nonperforming loans             338.46%                136.45%
                                    ========               ========
Reserve for loan and other
     real estate owned losses as
     a percentage of
     nonperforming assets            248.35%                 71.28%
                                    ========               ========

(1)  Before related reserve for losses.

The Bank did not have any loans where there was serious doubt (based on information available to management at year-end) as to the borrowers' ability to perform in accordance with loan terms which were not included in nonperforming assets as of December 31, 1997.

For the year ended December 31, 1997, nonperforming asset activity was as follows (in thousands):

        Balance December 31, 1996               $  2,838
             Additions                               532
             Resolutions                          (2,115)
             Charge-offs/write-downs                (374)
                                                --------
        Balance December 31, 1997               $    881
                                                ========

For the year ended December 31, 1997, income recognized on nonaccrual loans outstanding was $25,000. Income that would have been recognized during 1997 on such loans if such loans had been current in accordance with their original terms and had been outstanding throughout the year (or since origination if held for part of the year) was $52,000.

IV. Summary of Loan Loss Experience

As a financial institution which assumes lending and credit risks as a principal element in its business, the Bank anticipates that credit losses will be experienced in the normal course of business. Accordingly, management of the Bank regularly monitors the adequacy of the reserve for loan losses. Management has a formal credit review function to evaluate the credit and market risk of loans on a periodic basis, which includes obtaining appraisals of assets securing loans reflecting current market conditions. The Bank utilizes a loan grading system methodology as well as evaluating impaired loans in accordance with the standards of SFAS 114 to determine the appropriate level of the reserve for loan losses. The loan grading system involves a review of the commercial, real estate and consumer loan portfolios with added emphasis on the Bank's larger commercial credits. Various factors are involved in determining the loan grading, including the cash flow and financial status of the borrower, the existence and nature of collateral, and economic conditions and their impact on the borrower's industry. These reviews are dependent upon estimates, appraisals and judgments which can change quickly due to economic conditions and the Bank's perceptions as to how these conditions affect the debtor's economic prospects. In accordance with the standards of SFAS 114, impaired loans within their scope are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or the observable market price of the impaired loan or the fair value of the collateral if the loan is collateral dependent. Any valuation reserve necessary under the standards is considered in determining the level of the Bank's overall reserve for loan losses. Quarterly, the reserve for loan losses is reviewed based on the most recent loan data and is adjusted, in management's judgment, to the amount necessary to maintain adequate reserve levels.

Loan losses or recoveries are charged or credited directly to the reserve. When management decides that a loan has a substantial risk of noncollectability, that portion of the principal of the asset deemed to be uncollectible is charged against the reserve.

The following table summarizes loan balances at the end of each year and daily averages; changes in the reserve for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category; and additions to the reserve which have been charged to expense.

                                         Year Ended December 31,
                                      ----------------------------
                                        1997      1996       1995
                                        ----      ----       ----
                                         (dollars in thousands)

Loans at end of year                  $99,947  $ 99,076   $ 97,446
                                      =======  ========   ========
Average amount of loans
     outstanding during the year      $99,971  $ 95,781   $101,119
                                      =======  ========   ========

Reserve at beginning of year          $ 1,973  $  2,657   $  3,058
Loans charged-off:
     Commercial                           --        207        164
     Loans secured by real estate:
          Commercial and other             60       550        698
          1 to 4 family residential       205       413        274
          Construction                     --        --        200
     Installment                           61       162         58
                                      -------  --------   --------
          Total loans charged-off         326     1,332      1,394
                                      -------  --------   --------
Recoveries on loans previously
     charged-off:
     Commercial                             4        85         27
     Loans secured by real estate:
          Commercial and other             21        75         --
          1 to 4 family residential        81         8         26
          Construction                     --        --         --
     Installment                           35        20          -
                                      -------  --------   --------
          Total recoveries                141       188         53
                                      -------  --------   --------
Net loans charged-off                     185     1,144      1,341
                                      -------  --------   --------
Additions to the reserve charged
     to expense                           368       460        940
                                      -------  --------   --------
Reserve at end of year               $  2,156  $  1,973   $  2,657
                                      =======  ========   ========

Net loans charged-off as a
     percentage of average loans         .19%     1.19%      1.33%
                                      =======  ========   ========
Reserve as a percentage of
     year-end loans                     2.16%     1.99%      2.73%
                                      =======  ========   ========

See Note 5 of Notes to Financial Statements for an analysis of the changes in the reserve for other real estate owned losses.

As of December 31, 1997, the reserve for loan losses was deemed adequate by management based on its estimate of the amounts required to absorb losses in the Bank's loan portfolio and the value of the collateral securing the loans based on known economic and real estate market conditions. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Components of Reserve for Loan Losses

The following table presents the allocation of the reserve for loan losses by loan categories:

                                                December 31,
                                 ---------------------------------------------
                                         1997                   1996
                                 ---------------------   ---------------------
                                   Amount      % of      Amount       % of
                                     of      Loans to      of       Loans to
                                  Reserve   Total Loans  Reserve  Total Loans
                                  -------   -----------  -------  -----------
                                           (dollars in thousands)

Commercial                         $  193        16%     $  313        13%
Loans secured by real estate:
     Commercial and other             869        34         758        33
     1 to 4 family residential        274        43         410        46
     Construction                      64         3          40         2
Installment                            40         4          37         6
Unallocated                           716         -         415         -
                                   ------       ----     ------       ----
     Total                         $2,156       100%     $1,973       100%
                                   ======       ====     ======       ====

Deposits

Deposits obtained through offices of the Bank have traditionally been the principal source of the Bank's funds for use in lending and other general business purposes. The Bank's current deposit products offered include savings accounts, personal and business checking accounts, Now accounts, club accounts, money market deposit accounts and certificates of deposit ranging in terms from 30 days to five years. Included among these deposit products are Individual Retirement Accounts as well as certificates of deposit with balances of $100,000 or more. The Bank's deposits are obtained primarily from residents of and businesses located in its market area.

The following table sets forth the average balances of and average rates paid on deposits for the years indicated:

                                                December 31,
                                 ---------------------------------------------
                                         1997                   1996
                                 ---------------------   ---------------------
                                  Average     Average     Average     Average
                                  Balance      Rate       Balance      Rate
                                 --------      ----       -------      ----
                                             (dollars in thousands)
Demand                           $ 27,812         -%      $ 25,135        -%
Now                                11,808      1.50         11,680     1.69
Savings                            27,091      2.28         29,293     2.26
Money market                        7,065      2.24          6,070     2.41
Time                               54,973      5.41         47,823     5.47
                                 --------                 --------
     Total deposits              $128,749      3.05       $120,001     3.02
                                 ========                 ========

The increase in average deposits in 1997 compared to 1996 is reflective of the continued growth of the Bank. Interest rates paid on deposits by the Bank are competitive with rates paid by its competitors in its market area with the exception of lead products which are offered at premium rates and target terms that best suit the asset/liability needs of the Bank. The ability of the Bank to attract and maintain deposits and the Bank's cost of funds on these deposits, has been and will continue to be, significantly affected by economic and competitive conditions as well as the Bank's financial condition.

Maturities of time deposits of $100,000 or more as of December 31, 1997 (in thousands) were:

        Three months or less                                $ 2,762
        Over three months to six months                       5,096
        Over six months to twelve months                      2,369
        Over twelve months                                      946
                                                            -------
             Total                                          $11,173
                                                            =======

Return on Equity and Assets

See Part II, ITEM 6,  "SELECTED FINANCIAL DATA".

VII. Short-Term Borrowings

A summary of certain information regarding short-term borrowings is presented below:

                                        Year Ended December 31,
                                        -----------------------
                                          1997         1996
                                          ----         -----
                                        (dollars in thousands)
Repurchase Agreements:
Average for the year:
     Amount outstanding                  $  868         $   --
     Weighted average interest rate        3.50%            --%
At year-end:
     Amount outstanding                  $1,410         $   95
     Weighted average interest rate        3.50%          3.50%
Maximum amount outstanding at
     any month-end during the year       $1,410         $   95

Treasury Tax and Loan Note:
Average for the year:
     Amount outstanding                  $  580         $  510
     Weighted average interest rate        4.77%          5.19%
At year-end:
     Amount outstanding                  $  700         $  681
     Weighted average interest rate        4.06%          4.63%
Maximum amount outstanding at
     any month-end during the year       $  700         $  700

Federal Home Loan Bank
     Advances (under one year):
Average for the year:
     Amount outstanding                  $5,407         $  687
     Weighted average interest rate        5.71%          5.59%
At year-end:
     Amount outstanding                  $   --         $3,000
     Weighted average interest rate          --%          5.38%
Maximum amount outstanding at
     any month-end during the year       $9,500         $3,000

ITEM 2.   PROPERTIES

The table below sets forth information concerning leases for the Bank's office locations as of December 31, 1997.

                                                            Lease
                                 Year         Square     Expiration
       Office                   Opened         Feet         Date
       ------                   ------        ------     ----------
Main Office
     1695 Ellington Road
     South Windsor (A)           1989         11,917       05/31/99

East Hartford
     290 Roberts Street          1992          4,964       03/04/02

Vernon
     475 Talcottville Road       1992          6,652       09/30/02

(A)vOffice space partially subleased

As of December 31, 1997 the Bank provided traditional services from each of its 3 full-service offices. All offices are located in commercial or retail business areas, and have parking facilities for customers. Drive-in teller facilities and automated teller machines are available at all office locations. The Bank's deposit support and information services operations are located in its branch office in Vernon, Connecticut. The Bank relocated its deposit support and information services operations into previously unused space at its Vernon location in 1997. Charges taken in 1996 which are reflected in the financial statements of the Bank include a charge of $21,000 related to the abandonment of the Sullivan Avenue location and a charge of $73,000 related to the outsourcing of the Bank's proof and items processing functions in November 1996.

The Bank closed its office located at 30 Hartford Turnpike, Vernon, in November 1996. The Bank recognized a net gain of approximately $85,000 on the sale of the land, building and some of the furniture and equipment used by the former branch.

The Bank currently owns no real property except for temporary ownership of foreclosed properties while awaiting sale or other disposition. Rental expense for leased premises with an average remaining term of approximately three years and 5 months was $335,000 for the year ended December 31, 1997 and related sublease income totaled $22,000.

The Bank leases certain facilities at a rate management believes was a market rate at lease inception from a related party which includes a director as a partner. The lease expires in May 1999 and allows for three renewal terms of five years each. Rental expense under related party leases was $159,000 for each of years ended December 31, 1997, 1996 and 1995.

ITEM 3.    LEGAL PROCEEDINGS

Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Bank. These matters include a claim by the Bank's former chief executive officer which is in the early stages of discovery. In the opinion of management, based on discussions with legal counsel, the outcome of these matters will not result in a significant adverse effect on the financial condition or future operating results of the Bank. Due to the early stage of the former chief executive officer's claim, future facts and circumstances could alter management's opinion that this claim is not expected to result in a significant adverse effect on the financial condition or future operating results of the Bank.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 1997.

                                    PART II
                                    -------


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS

The Bank's common stock was listed on the American Stock Exchange (AMEX) on November 14, 1997 under the symbol "BSW". Prior to listing on the AMEX, there had been limited trading in the common stock of the Bank since the commencement of operations; however, management is aware of a number of securities dealers who have handled transactions in the Bank's common stock. The range of high and low bid quotations (as reported by securities dealers making a market in the Bank's common stock) for 1996 and 1997 is shown below.

                                                       Dividend
                                       High     Low    Declared
                                       ----     ---    --------
Year Ended December 31, 1996:
     First Quarter                   $ 7.00   $ 7.00     $  --
     Second Quarter                    7.50     7.00        --
     Third Quarter                     8.50     7.00        --
     Fourth Quarter                    8.50     7.75        --

Year Ended December 31, 1997:
     First Quarter                   $ 8.50   $ 8.00      $.03
     Second Quarter                    9.13     8.25       .03
     Third Quarter                    10.50     9.00       .03
     Fourth Quarter                   22.50    10.50       .03

On January 23, 1997, the Board of Directors of the Bank declared its first cash dividend since the second quarter of 1994. The dividend amounted to $.03 per common share payable on February 21, 1997 to shareholders of record on January 23, 1997. The Bank subsequently paid quarterly dividends of $.03 per share on May, August and November 21, 1997. On February 5, 1998, the Board of Directors of the Bank declared an increased dividend of $.05 per share payable on February 27, 1998 to shareholders of record on February 13, 1998.

Holders of the Bank's common stock are entitled to dividends as and when declared by the Bank's Board of Directors out of funds legally available for the payment of dividends. The amount of future cash dividends, if any, will depend on an analysis of the Bank's earnings, financial condition and capital requirements, on any statutory and regulatory constraints that might be applicable to the Bank, and on such other factors as the Board of Directors may deem relevant. The Bank's ability to pay dividends is governed by Federal and state law and depends upon the maintenance of minimum regulatory capital levels and general business conditions. Under Connecticut law, the amount of dividends that the Bank may pay is limited to the current year's and the prior two years' retained net profits, as defined. In addition, dividends may not be paid by the Bank unless minimum regulatory capital levels are maintained and other regulatory requirements are satisfied.

The common stock of the Bank was held by 1,279 shareholders of record as of December 31, 1997. Although exact information is not available, the Bank believes that there are approximately an additional 150 beneficial owners.

ITEM 6.    SELECTED FINANCIAL DATA

The following table sets forth, in summary form, certain financial data for each of the years in the five year period ended December 31, 1997 and is qualified in its entirety by the detailed information and financial statements presented elsewhere herein.

                                     As of or for the Year Ended December 31,
                                   --------------------------------------------
                                   1997      1996     1995      1994      1993
                                   ----      ----     ----      ----      ----
                                  (dollars in thousands, except per share data)

Statements of Operations Data:
Interest income                   $11,593   $9,786    $9,646    $8,684   $8,890
Interest expense                    4,415    3,687     3,521     2,530    2,993
                                  -------   ------    ------    ------   ------
     Net interest income            7,178    6,099     6,125     6,154    5,897
Provision for loan losses             368      460       940     1,750      787
                                  -------   ------    ------    ------   ------
     Net interest income after
       provision for loan losses    6,810    5,639     5,185     4,404    5,110
Noninterest income                  1,133    1,142     1,073       606      965
Noninterest expense                 5,984    5,504     5,543     5,391    5,057
                                  -------   ------    ------    ------   ------
Income (loss) before income taxes   1,959    1,277       715      (381)   1,018
Income taxes                          738      494       211        55      255
                                  -------   ------    ------    ------   ------
Net income (loss)                 $ 1,221   $  783    $  504    $ (436)  $  763
                                  =======   ======    ======    ======   ======
Year-End Balance Sheet Data:
Total assets                     $155,123 $136,213  $129,556  $124,871 $124,619
Securities                         44,202   26,135    15,517    14,716   19,597
Loans                              99,947   99,076    97,446   100,873   92,611
Reserve for loan losses             2,156    1,973     2,657     3,058    1,855
Other real estate owned, net          212    1,342       588       477      891
Deposits                          132,903  122,888   119,931   114,621  115,508
Funds borrowed                     10,610    3,776       411     2,196    1,122
Shareholders' equity               10,837    9,261     8,612     7,872    7,420

Financial Ratios:
Return on average shareholders'
  equity                            12.42%    8.82%     6.05%    (5.13)%  10.84%
Return on average total assets        .82      .60       .39      (.35)     .63
Efficiency ratio (1)                71.93    73.68     75.99     73.75    74.61
Average shareholders' equity as a
     percentage of average
        total assets                 6.62     6.78      6.48      6.81     5.82
Total shareholders' equity as a
     percentage of total assets
       at year-end                   6.99     6.80      6.65      6.30     5.95
Loans as a percentage of deposits
     at year-end                    75.20    80.62     81.25     88.01    80.18
Per Share Data:
Net income (loss):
     Basic                         $ 1.29   $  .83    $  .54     $(.47)   $1.01
     Diluted                         1.26      .83       .54      (.47)    1.01
Cash dividends declared               .12       --        --       .08       --
Book value                          11.31     9.84      9.15      8.50     9.78
Other Data:
Average common shares
      outstanding Basic           945,610  941,239   941,239   926,004  758,424
     Diluted                      965,777  941,239   941,239   926,004  758,424


(1) Total noninterest expense (excluding foreclosed properties expense, net) divided by net interest income plus noninterest income (excluding security gains and losses).


ITEM 7. MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

        AND RESULTS OF OPERATIONS

The following discussion and analysis presents a review of the financial condition and results of operations of Bank of South Windsor (the "Bank"). This review should be read in conjunction with the financial statements and other financial data presented elsewhere herein.

On March 19, 1998, the Bank announced a definitive agreement with New England Community Bancorp, Inc. ("NECB") to merge the Bank into and with New England Bank & Trust Company, a wholly-owned subsidiary of NECB. Under the proposed merger, which is subject to various conditions including regulatory approvals and approval by the shareholders of both the Bank and NECB (if legally required), each share of the Bank's common stock will convert into 1.3204 shares of NECB common stock, subject to adjustment under certain circumstances. In connection with the merger agreement, the Bank and NECB entered into a stock option agreement dated March 19, 1998 pursuant to which NECB will have an option to purchase 215,000 shares of the Bank's common stock at $12.00 per share, which option is exercisable in certain circumstances. Management expects that the proposed transaction will close in the third quarter of 1998.

Summary

For the year 1997, the Bank reported net income of $1,221,000 compared to net income of $783,000 in 1996 and $504,000 in 1995. On a diluted per common share basis, the Bank earned $1.26 per share in 1997, $.83 per share in 1996 and $.54 in 1995.

The operating results for the years ended December 31, 1997 and 1996 compared to 1995 reflect a significant reduction in the provision for loan losses associated with the previously higher levels of nonperforming assets. The amounts provided by the Bank as provisions for loan losses were $368,000 for 1997, $460,000 for 1996 and $940,000 for 1995. In addition, the Bank provided $30,000, $85,000 and $100,000 in 1997, 1996 and 1995, respectively, as provisions for loss on other real estate owned.

Asset quality continued to improve as nonperforming loans and other real estate owned, net, were $849,000 as of December 31, 1997, or .6% of total assets, reflecting decreases of 69.6% and 75.8% compared to December 31, 1996 and 1995 levels of $2,788,000 and $3,508,000, respectively. This decline was primarily attributable to management's focused efforts on the resolution of nonperforming assets on an individual basis during both 1996 and 1997. Loan charge-offs and other real estate owned write-downs for 1997, 1996 and 1995 were $374,000, $1,482,000 and $1,394,000, respectively.

Average assets for the year ended December 31, 1997 were $148,428,000, an increase of $17,478,000 or 13.3% compared to average assets of $130,950,000 for 1996. Average interest earning assets increased by $17,839,000 in 1997 compared to 1996, as a result of the higher average volume of the Bank's loan and invested funds portfolios of $4,190,000 and $13,649,000, respectively. Average assets for the year ended December 31, 1996 were $130,950,000, an increase of $2,353,000 or 1.8% compared to average assets of $128,597,000 for 1995. Average interest earning assets increased by $927,000 in 1996 compared to 1995, as a result of the higher average volume of the Bank's invested funds portfolio of $6,265,000 partially offset by the lower average volume of the Bank's loan portfolio of $5,338,000.

Asset Quality

The Bank grants commercial, residential and consumer loans principally in Hartford and Tolland counties in Connecticut. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the real estate sector of the economy in its market areas. Loans outstanding for which the primary source of repayment is the sale of real estate collateral or cash flow from income producing properties were approximately $37,158,000 as of December 31, 1997. Commercial loans collateralized by real estate generally are underwritten with initial loan to value ratios not exceeding 75% based upon an analysis of each borrower's creditworthiness.

The nonperforming loan and asset loss reserve coverage ratio is dependent upon several factors including the quality and estimated value of underlying collateral held on nonperforming assets. The Bank's policy is to record other real estate owned at the lower of cost or fair value minus costs to sell (i.e., market). Property is transferred to other real estate owned at the lower of cost or estimated market value, with any cost over market value amount at the date of transfer charged to the reserve for loan losses. Any further diminution in value based on changes to estimated market value is charged to the reserve for other real estate owned losses. The review and evaluation of nonperforming loans and the carrying value of other real estate owned are performed quarterly. The following table summarizes the Bank's collateral position on nonperforming assets as of December 31, 1997.

                                           Asset     Net Realizable
                                         Carrying        Value of     Unsecured
                                           Value     Collateral (1)    Position
                                           -----     --------------   ----------
Nonaccrual loans                         $  528          $514            $14
Loans 90 days past due and
     still accruing interest                109           105              4
                                         ------          ----            ---
Nonperforming loans                         637           619             18
Other real estate owned, net                212           212             --
                                         ------          ----            ---
     Total nonperforming assets          $  849          $831            $18
                                         ======          ====            ===
Reserve for loan losses                  $2,156
                                         ======
Reserve for loan losses:
     As a percentage of nonperforming
      loans                               338.5%
                                          ======
Represents the lesser of fair market value or the asset carrying value.

The Bank attempts to maintain an excess of the reserve for loan losses over the unsecured portion of nonperforming assets to cover uncertainties in the loan portfolio of a general or specific nature as a result of the Bank's credit review function. Management believes, based upon its analysis of the loan portfolio, the financial condition of specific borrowers and guarantors, the collateral values securing its loans, current economic and real estate market conditions, the level of nonperforming assets and loan charge-offs and other related factors, that the reserve for loan losses was adequate as of December 31, 1997.

Net Interest Income

Net interest income, the difference between interest earned on interest earning assets and interest expense incurred on interest bearing liabilities, is a significant component of the Bank's income statement. Net interest income is affected by changes in the volumes and rates of interest earning assets and interest bearing liabilities, the volume of interest earning assets funded with low cost deposits, noninterest bearing deposits and shareholders' equity, and the level of nonperforming assets.

The following table reflects the components of the Bank's net interest income, setting forth, for each of the years in the three year period ended December 31, 1997, (i) average assets, liabilities and shareholders' equity, (ii) interest income earned on interest earning assets and interest expense incurred on interest bearing liabilities, (iii) average yields earned on interest earning assets and average rates incurred on interest bearing liabilities, (iv) interest rate spread (i.e., the average yield earned on interest earning assets less the average rate incurred on interest bearing liabilities) and (v) interest rate margin (i.e., net interest income divided by average interest earning assets). Rates are not computed on a tax equivalent basis, an adjustment that is not deemed to be significant. Nonaccrual loans have been included in the average balances, thereby reducing the rates reflected in the following table.


                                                                       Year Ended December 31,
                               -----------------------------------------------------------------------------------------------------
                                           1997                                 1996                             1995
                               -------------------------------     -------------------------------    ------------------------------
                               Average                Average      Average                Average    Average                Average
                               Balance    Interest     Rates       Balance    Interest     Rates     Balance    Interest     Rates
                               -------    --------    -------      -------    --------   -------    -------    --------    -------
ASSETS                                                                  (dollars in thousands)

Interest earning assets:
  Interest bearing deposits
    with banks                 $    472   $   27        5.72%     $    743    $    46      6.19%    $     784   $   48       6.12%
  Federal funds sold              2,331      132        5.66         3,162        169      5.34         4,715      274       5.81
  Securities                     36,776    2,471        6.72        22,025      1,412      6.41        14,166      848       5.99
  Loans                          99,971    8,963        8.97        95,781      8,159      8.52       101,119    8,476       8.38
                               --------   ------                  --------    -------               ---------   ------
     Total interest earning
           assets               139,550   11,593        8.31       121,711      9,786      8.04       120,784    9,646       7.99
                               --------   ------                  --------    -------               ---------   ------
Noninterest earning assets:
  Cash and due from banks         6,577                              6,493                              6,619
  Other real estate owned, net      593                              1,098                                221
  Premises and equipment            923                              1,210                              1,437
  Other assets                    2,858                              2,874                              2,461
  Reserve for loan losses        (2,073)                            (2,436)                            (2,925)
                               --------                           --------                          ---------
    Total noninterest
      earning assets              8,878                              9,239                              7,813
                               --------                           --------                          ---------
      Total assets             $148,428                           $130,950                           $128,597
                               ========                           ========                          =========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Interest bearing liabilities:
  Deposits:
    Now                        $ 11,808      177        1.50      $ 11,680        197      1.69      $ 11,675      204       1.75
    Savings                      27,091      619        2.28        29,293        662      2.26        32,344      727       2.25
    Money market                  7,065      158        2.24         6,070        146      2.41         7,068      165       2.33
    Time                         54,973    2,972        5.41        47,823      2,618      5.47        40,420    2,182       5.40
                               --------   ------                  --------    -------               ---------   ------
      Total interest bearing
       deposits                 100,937    3,926        3.89        94,866      3,623      3.82        91,507    3,278       3.58
  Short-term funds                6,855      367        5.35         1,197         64      5.35         3,909      243       6.22
  Long-term funds                 1,975      122        6.18            --         --        --            --      --          --
                               --------   ------                  --------    -------               ---------   ------
      Total interest bearing
         liabilities            109,767    4,415        4.02        96,063      3,687      3.84        95,416    3,521       3.69
                               --------   ------                  --------    -------               ---------
Noninterest bearing liabilities:
  Demand deposits                27,812                             25,135                             24,052
  Other liabilities               1,020                                876                                797
                               --------                           --------                          ---------
      Total noninterest
          bearing liabilities    28,832                             26,011                             24,849
Shareholders' equity              9,829                              8,876                              8,332
                               --------                           --------                          ---------
      Total liabilities
         and shareholders'
           equity              $148,428                           $130,950                           $128,597
                               ========                           ========                           ========
Net interest income                       $7,178                              $ 6,099                           $6,125
                                          ======                              =======                           ======
Interest rate spread                                    4.29%                              4.20%                             4.30%
                                                        ====                               ====                              ====
Interest rate margin                                    5.14%                              5.01%                             5.07%
                                                        ====                               ====                              ====


The following table presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates for the three years ended December 31, 1997. The changes in interest due to both rate and volume have been allocated to changes due to volume and changes due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each. The table is not presented on a tax equivalent basis, an adjustment that is not deemed to be significant.

                                         1997 vs. 1996                  1996 vs. 1995
                                 ------------------------------ -----------------------------
                                 Increase (Decrease)                 Increase (Decrease)
                                 Due to Change in                     Due to Change in
                                 ----------------------         -----------------------------
                                                       Total                         Total
                                 Average    Average  Increase   Average   Average   Increase
                                 Volume      Rate   (Decrease)  Volume     Rate    (Decrease)
                                 ------     -------  --------   -------   ------   ----------
                                                    (dollars in thousands)
Interest Income:
  Loans                         $   366    $ 438    $   804    $  (453)   $ 136     $(317)
  Securities                        988       71      1,059        500       64       564
  Interest bearing deposits
    with banks                      (16)      (3)       (19)        (3)       1        (2)
  Federal funds sold                (46)       9        (37)       (84)     (21)     (105)
                                -------    -----    -------    -------    -----     -----
    Total interest income         1,292      515      1,807        (40)     180       140
                                -------    -----    -------    -------    -----     -----
Interest Expense:
  Interest bearing deposits:
    Now                               2      (22)       (20)      --         (7)       (7)
    Savings                         (50)       7        (43)       (69)       4       (65)
    Money market                     23      (11)        12        (24)       5       (19)
    Time                            387      (33)       354        405       31       436
                                -------    -----    -------    -------    -----     -----
      Total                         362      (59)       303        312       33       345
  Short-term funds                  303     --          303       (149)     (30)     (179)
   Long-term funds                   61       61        122       --       --         --
                                -------    -----    -------    -------    -----     -----
    Total interest expense          726        2        728        163        3       166
                                -------    -----    -------    -------    -----     -----
Change in net interest income   $   566   $  513    $ 1,079    $  (203)   $ 177     $(26)
                                =======   ======    =======    =======    =====     =====

Average interest earning assets were $139,550,000, $121,711,000 and $120,784,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Average nonaccrual loans outstanding totaling $892,000, $2,054,000 and $2,674,000 for 1997, 1996 and 1995, respectively, are reflected in these amounts. Income lost from the inability to earn on nonaccrual loans during 1997, 1996 and 1995 was $27,000, $339,000 and $268,000, respectively. The ratio of average interest earning assets to average total assets for the year was 94.0% in 1997 compared to 92.9% in 1996 and 93.9% in 1995.

The Bank's interest rate spread was 4.29% for the year ended December 31, 1997 compared to 4.20% for 1996 and 4.30% for 1995. The ratio of net interest income to average interest earning assets for the year was 5.14% in 1997 compared to 5.01% in 1996 and 5.07% in 1995. The increase in the Bank's interest rate spread and the ratio of net interest income to average earning assets in 1997 compared to 1996 is primarily attributable to a proportionately greater increase in the average yield on earning assets compared with the average interest rate of funds. This increase, in turn, is attributable in part to a decrease in average nonaccrual loans of $1,162,000 or 56.6%, coupled with a decrease in average other real estate owned in the amount of $505,000 or 46.0%, after charge-offs and write-downs, during 1997 compared to 1996. These factors were partially offset by a shift of interest bearing deposits to higher cost funds.

The increase in net interest income in 1997 compared to 1996 of $1,079,000 or 17.7% reflects the higher average volume of the Bank's loan and invested funds portfolios of $4,190,000 and $13,649,000, respectively, as well as the effect of rate increases during the period. Average noninterest bearing demand deposits increased by $2,677,000 or 10.6% during 1997 compared to 1996 which helped to reduce the effect of the shift of interest bearing deposits to higher cost funds.

The decrease in the Bank's interest rate spread and the ratio of net interest income to average earning assets in 1996 compared to 1995 is primarily attributable to a proportionately greater increase in the average interest rate of funds compared with the average yield on earning assets. This increase, in turn, is attributable in part to a shift of interest bearing deposits to higher rate products.

Provision for Loan Losses

For the years ended December 31, 1997, 1996, and 1995, the provisions for loan losses were $368,000, $460,000 and $940,000, respectively. Net charge-offs totaled $185,000 for 1997 compared to $1,144,000 for 1996 and $1,341,000 for
1995. The reserve for loan losses was  $2,156,000,  $1,973,000 and $2,657,000 as of December 31, 1997, 1996 and 1995, respectively, representing 2.16%, 1.99% and 2.73% of year-end loans. Nonperforming loans were $637,000, $1,446,000 and $2,920,000 as of December 31, 1997, 1996 and 1995, respectively, representing
 .64%, 1.46% and 3.00%, respectively, of outstanding loans. The reserve coverage on nonperforming loans increased to 338.46% as of as of December 31, 1997 from 136.45% in 1996 and 90.99% as of year-end 1995.

The reserve for loan losses is established by management. Its adequacy is monitored based on internal credit review and analysis of the loan portfolio which considers current economic conditions and their probable effect on borrowers, the amount of nonperforming loans and related collateral, the amount of charge-offs during the period and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

The Bank has identified certain loans as impaired based upon management's belief that it is probable that the borrower will be unable to pay all principal and interest amounts in accordance with the loan agreement's contractual terms. The Bank is required to account for the time value of money when determining the adequacy of the Bank's reserve for loan losses for certain impaired loans.

Certain impaired loans are required to be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may also be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. As of December 31, 1997 and 1996, Bank's recorded investment in impaired loans was $1,187,000 and $888,000, respectively. Included in these amounts as of December 31, 1997 and 1996 are $1,187,000 and $771,000,
respectively, for which the related reserves for loan losses are $212,000 and $133,000, respectively. As of December 31, 1997, included in impaired loans is a loan with a balance of $1,121,000 of which 63.15% of the balance is guaranteed by the Small Business Administration. As of December 31, 1996, the recorded investment in impaired loans for which no allowance is needed is net of $370,000 of previous direct chargeoffs and applications of cash interest payments against the loan balances.

Noninterest Income

Total noninterest income was $1,133,000 in 1997 compared to $1,142,000 in 1996 and $1,073,000 in 1995, representing a decrease of $9,000 or .8% in 1997 and an increase of $69,000 or 6.4% in 1996. Service charges on deposit accounts increased $15,000 or 2.2% in 1997 compared to 1996 and increased $96,000 or 15.9% in 1996 compared to 1995. The increase in 1996 is mainly the result of increased service charges on deposit accounts reflecting the Bank's repricing of these service charges during the fourth quarter of 1995.

Total net securities gains were $74,000 in 1997 compared to $22,000 in 1996 and $38,000 in 1995.

The Bank's aggregate fair value of securities held to maturity was less than carrying value by $24,000 as of December 31, 1997 and less than carrying value by $33,000 as of December 31, 1996. Pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), securities available for sale are carried at fair value and, therefore, market value includes net unrealized gains of $335,000 as of December 31, 1997 and net unrealized losses of $197,000 as of December 31, 1996 which are reflected as a direct reduction (net of taxes) to shareholders' equity.

For additional information regarding the Bank's securities portfolio, see Notes 1 and 3 of Notes to Financial Statements.

Noninterest Expense

Operating expenses increased $480,000 or 8.7% in 1997 from $5,504,000 in 1996. The following table presents a comparison of the components of noninterest expense.

                                              Year Ended              Increase
                                              December 31,            (Decrease)
                                              ------------            ----------
                                             1997      1996       Amount    Percent
                                             ----      ----       ------    -------
                                                     (dollars in thousands)
Salaries and employee benefits             $2,940     $2,554     $ 386       15.1%
Occupancy and equipment                       939        963       (24)      (2.5)
Computer services                             301        281        20        7.1
Outside services                              231         32       199      621.9
Printing and stationery                       178        189       (11)      (5.8)
Legal                                         151        161       (10)      (6.2)
Marketing                                     150        142         8       (5.6)
Other real estate owned, net of gains          59        185      (126)     (68.1)
FDIC insurance                                 15         18        (3)     (16.7)
Other                                       1,020        979        41        4.2
                                           ------     ------      ----
     Total noninterest expense             $5,984     $5,504      $480        8.7
                                           ======     ======      ====



Salaries and employee benefits were $386,000 or 15.1% higher in 1997 compared to 1996 reflecting scheduled employee annual salary increases and increased incentive and bonus expenses. Also included in 1997 were expenses related to a retirement benefit plan for the Bank's President and Chief Executive Officer, effective January 1997, and a severance accrual for the Bank's former Chief Financial Officer. Average full time equivalent employees remained unchanged during 1997 compared to 1996. Although the Bank reduced staffing levels due to the outsourcing of some back office operations, this reduction was offset by expansion of the mortgage lending, branch administration and marketing functions.

The expenses related to outside services increased $199,000 or 621.9% for 1997 compared to 1996 and resulted from the outsourcing of the proof and items processing functions in November 1996. The Bank reduced staffing in this area by four and one-half full time equivalent employees, all of whom were hired by the outsource firm.

The expenses related to the other real estate owned, net of gains decreased by $126,000 or 68.1% principally as a result of the decreased amount of other real estate owned by the Bank during 1997.

FDIC insurance expense decreased $3,000 or 16.7% for 1997 compared to 1996 as increased deposit levels in 1997 were more than offset by a substantially lower premium rate. Effective January 1, 1997, all insured institutions, including the Bank, are required to pay the Financing Corporation (FICO) debt service assessment in accordance with the Deposit Insurance Act of 1996. The FICO rates are determined quarterly and are lower for members of the Bank Insurance Fund
(BIF). As a member of BIF, the Bank is subject to the additional quarterly assessments and has included the FICO assessment in FDIC insurance expense in 1997.

The increase in other noninterest expense reflected increased expenses incurred in 1997 on outside consultants engaged to assist management in the mortgage lending and planning functions of the Bank and increased expenditures related to equipment service contract and repair.

Operating expenses decreased $39,000 or .7% to $5,504,000 in 1996 from $5,543,000 in 1995. The following table presents a comparison of the components of noninterest expense.


                                            Year Ended         Increase
                                           December 31,       (Decrease)
                                           -----------         --------
                                         1996      1995     Amount    Percent
                                         ----      ----     ------    -------
                                                 (dollars in thousands)
Salaries and employee benefits          $2,554   $ 2,749    $(195)     (7.1)%
Occupancy and equipment                    963       970       (7)      (.7)
Computer services                          281       283       (2)      (.7)
Printing and stationery                    189       181        8       4.4
Other real estate owned, net of gains      185       102       83      81.4
Legal                                      161       222      (61)    (27.5)
Marketing                                  142       100       42      42.0
FDIC insurance                              18       164     (146)    (89.0)
Other                                    1,011       772      239      31.0
                                        ------    ------     ----
     Total noninterest expense          $5,504    $5,543     $(39)      (.7)
                                        ======    ======     ====





Salaries and employee benefits were $195,000 or 7.1% lower in 1996 compared to 1995 primarily as a result of the recording of a $308,000 provision for severance under an employment contract for a prior executive officer in the first quarter of 1995. Partially offsetting this provision were increases in salary and bonus expenses in 1996 related to employee scheduled annual salary increases and increased incentive expense.

The expenses related to other real estate owned increased by $83,000 or 81.4% principally as a result of the increased average amount of other real estate owned by the Bank during 1996.

Legal fees decreased $61,000 or 27.5% mainly as a result of higher legal fees paid during 1995 related to a proxy fight waged by dissident shareholders in favor of a former Bank president.

Marketing expense increased $42,000 or 42.0%, primarily as a result of increases budgeted in 1996 for advertising expenditures to promote the Bank and its products.

FDIC insurance expense decreased $146,000 or 89.0% for 1996 compared to 1995 as increased deposit levels in 1996 were more than offset by a lower premium rate. During the third quarter of 1995, the FDIC announced substantially reduced premium rates for most banks effective June 1, 1995 and during the fourth quarter of 1995 the FDIC instituted a further premium rate reduction effective January 1, 1996.

The increase in other noninterest expense reflects a net increase in a number of miscellaneous expense categories. The most significant of these categories related to increased telephone expense as well as expenses incurred on outside consultants engaged to assist management in the human resource and planning functions of the Bank as well as the outsourcing of the proof and items processing functions in November 1996.

Income Taxes

The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 was $738,000, $494,000 and $211,000, respectively. The effective tax rates were 37.7%, 38.7% and 29.5% for the years ended December 31, 1997, 1996 and 1995, respectively. Deferred tax assets, net of the valuation reserves, are expected to be realized from the recognition of future taxable income, and the reversal of existing deferred tax liabilities. For additional information regarding the Bank's provision for income taxes, see Note 12 of Notes to Financial Statements.

Liquidity

The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature and mix of a banking institution's sources and uses of funds. The Bank's Asset and Liability Committee is responsible for implementing the Board of Directors' policies and guidelines for the maintenance of prudent levels of liquidity.

The Bank's principal sources of funds for operations are cash flows generated from earnings, deposits, loan repayments, borrowings from correspondent banks and securities sold under repurchase agreements. Such sources are supplemented by interest bearing deposits with banks, Federal funds sold and unencumbered securities available for sale. Brokered deposits were not utilized as a source of funds during 1997 or 1996, and none were outstanding as of year-end.

Loans (including demand loans), securities and interest bearing deposits in other banks maturing or repricing within one year aggregated $56,164,000 as of December 31, 1997 as reflected in the table at the end of this section. These amounts are supplemented by Federal funds sold which totaled $1,900,000 at December 31, 1997. As of December 31, 1996, loans (including demand loans) and securities maturing or repricing within one year were $55,712,000, interest bearing deposits in other banks amounted to $532,000 and Federal funds sold amounted to $330,000.

The Bank is a member of the Federal Home Loan Bank of Boston (the "FHLB"), which makes substantial borrowings available to its members. The Bank maintains an interest bearing demand deposit account with the FHLB through which the Bank can access a $3,100,000 line of credit. This line of credit provides an alternate source of funding for the Bank which would otherwise be dependent upon commercial bank lines of credit or Federal funds purchased. In addition, the Bank has the ability to obtain $57,400,000 and $35,500,000 as of December 31, 1997 and 1996, respectively, in advances from the FHLB.

Net cash provided by operating activities was $1,986,000, $1,728,000 and $1,588,000 for the years ended December 31, 1997, 1996 and 1995, respectively, reflecting increasing net interest income and reduced cash expenditures in 1997.

Net cash used for investing activities, which reflects the redeployment of funds into the securities and loan portfolios, was $17,584,000 and $14,448,000 for 1997 and 1996, respectively, as compared to net cash provided by investing activities in the amount of $2,114,000 for 1995, which reflects the increased level of cash and cash equivalents at year-end. During 1997 and 1996, the Bank experienced a net increase in securities of $17,211,000 and $10,827,000, respectively, and net originations of loans totaling $1,314,000 and $4,418,000, respectively.

During 1995, the Bank experienced a net increase in securities of $425,000 offset by net loan repayments of $2,017,000.

The cash provided by financing activities of $16,890,000 for 1997 primarily reflects net increases of $10,015,000 in deposits as well as a net increase in borrowed funds of $6,834,000. The increase in borrowed funds reflected FHLB advances totaling $8,500,000 at December 31, 1997, of which $2,000,000 matures within two years, $2,500,000 matures within three years and $4,000,000 matures within five years, which have been utilized to fund the Bank's growth. The FHLB has the option of calling the $4,000,000 advance maturing in 2002 on November 8, 1999 provided that the FHLB has given the Bank at least five business days' written notice of its intention to call the advance. The cash provided by financing activities of $6,322,000 for 1996 primarily reflected a net increase in certificates of deposit of $3,852,000 and an increase in borrowed funds of $3,365,000 partially offset by a decrease of $895,000 of deposits other than certificates of deposit. Net cash provided by financing activities was $3,525,000 for 1995 reflecting a net increase in certificates of deposit of $15,853,000 partially offset by net decreases of $10,832,000 and $1,496,000 of deposits other than certificates of deposit and borrowed funds, respectively.

Closely related to the concept of liquidity is the management of interest earning assets and interest bearing liabilities, which focuses on maintaining stability in the interest rate spread, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position to avoid wide swings in interest rate spreads and to minimize risk due to changes in interest rates.

An asset or liability is considered rate sensitive within a specified period when it matures or could be repriced within such period in accordance with its contractual terms.

Interest rate risk of the Bank is managed by an Asset Liability Committee of the Board of Directors which meets quarterly. The Management ALCO Committee, made up of executive and senior officers of the Bank, meets monthly to assess interest rate risk and review and recommend appropriate strategies to the Asset Liability Committee.

The following table sets forth the cumulative maturity distribution of the Bank's interest earning assets and interest bearing liabilities as of December 31, 1997, the Bank's interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the Bank's cumulative interest rate sensitivity gap, the Bank's interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the Bank's cumulative interest rate sensitive gap ratio.


                                                       Maturity or Repricing Interval
                                ----------------------------------------------------------------------------------
                                                                                            Over
                                  1 - 90        90 - 180       180-365        1 - 5          5
                                   Days           Days           Days         Years         Years         Total
                                 -------        -------        -------        -----         -----         -----
                                                               (dollars in thousands)
Interest earning assets:
  Loans                         $ 25,272      $  6,098       $  16,821      $  31,303     $  20,453     $  99,947
  Securities                       5,037         1,223           1,414          2,778        33,750        44,202
  Interest bearing deposits
    with banks                       204            95            --               95           --            394
  Federal funds sold               1,900           --             --             --             --          1,900
                                --------      --------       ---------      ---------     ---------     ---------
      Total                       32,413         7,416          18,235         34,176        54,203       146,443
                                --------      --------       ---------      ---------     ---------     ---------
Interest bearing liabilities:
  Interest bearing deposits       22,640        25,068          12,044          8,295        34,867       102,914
  Short-term borrowings            2,110           --             --             --             --          2,110
  Long-term borrowings              --             --             --            8,500           --          8,500
                                --------      --------       ---------      ---------     ---------     ---------
      Total                       24,750        25,068          12,044         16,795        34,867     $ 113,524
                                --------      --------       ---------      ---------     ---------     =========
Interest rate sensitivity gap   $  7,663      $(17,652)     $    6,191      $  17,381     $  19,336
                                ========      ========      ==========      =========     =========
Cumulative interest rate
  sensitivity gap               $  7,663      $ (9,989)     $   (3,798)     $  13,583     $  32,919
                                ========      ========      ==========      =========     =========
Interest rate sensitivity
  gap ratio                        1.31X          .30X           1.51X          2.03X         1.55X
Cumulative interest rate
  sensitivity gap ratio            1.31X          .80X            .94X          1.17X         1.29X

The preceding table indicates the time periods in which interest earning assets and interest bearing liabilities will mature or may reprice in accordance with their contractual terms. However, this table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels. It also should be noted that this table reflects certain assumptions regarding the categorization of assets and liabilities and represents a one-day position; in fact, variations occur daily as the Bank adjusts its interest rate sensitivity throughout the year.

Capital Resources

The Bank is subject to capital adequacy guidelines issued by the FDIC. The FDIC has risk-based capital guidelines for financial institutions, such as the Bank. The minimum ratio of risk-based capital to risk-adjusted assets (including certain off-balance sheet items such as standby letters of credit) is 4% and 8% for Tier 1 and total capital, respectively. At least half of the total capital is to be comprised of common equity and qualifying perpetual preferred stock, less certain intangible assets and the disallowed portion of deferred tax assets ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the reserve for loan losses. As of December 31, 1997, the Bank's Tier 1 and Total risk-based capital ratios were 10.66% and 11.92%, respectively.

In addition, the FDIC has minimum "leverage" ratio guidelines (Tier 1 capital as of quarter-end to total quarterly average assets) for financial institutions.
These guidelines provide for a minimum leverage ratio of 3% for financial institutions that meet certain specified criteria. Most financial institutions (including the Bank) are required to maintain a leverage ratio of at least 100 to 200 basis points above the minimum ratio. As of December 31, 1997, the Bank's leverage capital ratio was 6.89% compared to the FDIC required ratio of 4%.

Effects of Inflation

The impact of inflation on banks differs from the impact on nonfinancial institutions. Banks, as financial intermediaries, have assets and liabilities which may move in concert with inflation. This is especially true for banks with a high percent of rate sensitive interest earning assets and interest bearing liabilities. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. The Bank attempts to structure its assets and liabilities and manage its gap in a manner which will minimize the potential adverse effects of inflation or other market forces on its profitability and capital position.

Year 2000

The Bank has reviewed its critical information systems for Year 2000 compliance and has initiated plans to remedy any deficiencies in a timely manner. The Bank relies upon third-party providers for its information processing and is monitoring these providers to ensure the accurate and timely development and implementation of their response to Year 2000 issues. The Bank also is communicating with its data suppliers and customers regarding the Year 2000 issue. As a result of the review and action plan, the Bank believes the cost of such remedial corrective actions are not material to the Bank's financial position, results of operations or cash flows.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following financial statements and related documents are filed as part of this annual report on Form 10-K on the following pages:

                                                                           Page

Reports of Independent Public Accountants.................................   34

Balance Sheets as of December 31, 1997 and 1996...........................   35

Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995.....................................   36

Statements of Changes in Shareholders' Equity
     for the years ended December 31, 1997, 1996 and 1995.................   37

Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.....................................   38

Notes to Financial Statements.............................................   39

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Bank of South Windsor:

We have audited the accompanying balance sheets of Bank of South Windsor (a Connecticut chartered bank) as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of South Windsor as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 23, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 19, 1998)

BALANCE SHEETS
Bank of South Windsor

                                                                   As of December 31,
                                                               -------------------------
(dollars in thousands, except per share data)                     1997           1996
----------------------------------------------------------------------------------------
Assets
Cash and Due from Banks                                        $   7,591    $   7,731
Interest Bearing Deposits with Banks                                 394          532
Federal Funds Sold                                                 1,900          330
Securities Available for Sale - at market value
   (amortized cost of $42,867 in 1997 and $25,081 in 1996)        43,202       24,884
Securities Held to Maturity - at amortized cost
   (market value of $976 in 1997 and $1,218 in 1996)               1,000        1,251
                                                               ---------    ---------
       Total Securities                                           44,202       26,135
                                                               ---------    ---------
Loans                                                             99,947       99,076
   Less:  Reserve for Loan Losses                                 (2,156)      (1,973)
                                                               ---------    ---------
       Net Loans                                                  97,791       97,103
                                                               ---------    ---------
Other Real Estate Owned, Net                                         212        1,342
Premises and Equipment                                             1,009          928
Accrued Interest Receivable                                        1,085          902
Income Taxes:
   Current                                                            --          275
   Deferred                                                          257          386
                                                               ---------    ---------
       Total Income Taxes                                            257          661
                                                               ---------    ---------
Other Assets                                                         682          549
                                                               ---------    ---------
         Total Assets                                          $ 155,123    $ 136,213
                                                               =========    =========
Liabilities and Shareholders' Equity
Liabilities:
   Deposits:
       Noninterest Bearing                                     $  29,989    $  28,271
       Interest Bearing                                          102,914       94,617
                                                               ---------    ---------
         Total Deposits                                          132,903      122,888
   Funds Borrowed                                                 10,610        3,776
   Accrued Interest Payable                                          140          131
   Current Income Taxes                                              312           --
   Other Liabilities                                                 321          157
                                                               ---------    ---------
         Total Liabilities                                       144,286      126,952
                                                               ---------    ---------
Commitments and Contingencies (Notes 1, 2, 3, 9 and 13)

Shareholders' Equity:
   Common Stock - par value $5 per share:
     Authorized shares - 1,300,000
     Issued shares - 958,289 in 1997 and 941,239 in 1996           4,791        4,706
   Additional Paid-in Capital                                      3,799        3,730
   Net Unrealized Gains (Losses) on Securities Available for
     Sale, Net of Taxes                                              198         (116)
   Retained Earnings                                               2,049          941
                                                               ---------    ---------
         Total Shareholders' Equity                               10,837        9,261
                                                               ---------    ---------
         Total Liabilities and Shareholders' Equity            $ 155,123    $ 136,213
                                                               =========    =========

 The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS
Bank of South Windsor

                                                          Year Ended December 31,
                                                       -----------------------------
 (dollars in thousands, except per share data)          1997       1996       1995
------------------------------------------------------------------------------------
Interest Income:
   Interest and Fees on Loans                         $  8,963   $  8,159   $  8,476
   Interest and Dividends on Investments:
      Interest                                           2,401      1,349        770
      Dividends                                             70         63         78
   Interest on Federal Funds Sold                          132        169        274
   Interest on Interest Bearing Deposits with Banks         27         46         48
                                                      --------    -------    -------
      Total Interest Income                             11,593      9,786      9,646
                                                      --------    -------    -------
 Interest Expense:
   Interest on Deposits                                  3,926      3,623      3,278
   Interest on Funds Borrowed                              489         64        243
                                                      --------    -------    -------
     Total Interest Expense                              4,415      3,687      3,521
                                                      --------    -------    -------
Net Interest Income                                      7,178      6,099      6,125
Provision for Loan Losses                                  368        460        940
                                                      --------    -------    -------
Net Interest Income after Provision for Loan Losses      6,810      5,639      5,185
                                                      --------    -------    -------
Noninterest Income:
   Service Charges on Deposit Accounts                     714        699        603
   Commissions and Fees                                    186        234        250
   Securities Gains, Net                                    74         22         38
   Other                                                   159        187        182
                                                      --------    -------    -------
      Total Noninterest Income                           1,133      1,142      1,073
                                                      --------    -------    -------
Noninterest Expense:
   Salaries and Employee Benefits                        2,940      2,554      2,749
   Occupancy and Equipment                                 939        963        970
   Computer Services                                       301        281        283
   Outside Services                                        231         32       --
   Printing and Stationery                                 178        189        181
   Legal                                                   151        161        222
   Marketing                                               150        142        100
   Other Real Estate Owned, Net of Gains                    59        185        102
   FDIC Insurance                                           15         18        164
   Other                                                 1,020        979        772
                                                      --------    -------    -------
      Total Noninterest Expense                          5,984      5,504      5,543
                                                      --------    -------    -------
Income Before Income Taxes                               1,959      1,277        715
Income Taxes                                               738        494        211
                                                      --------    -------    -------
Net Income                                            $  1,221    $   783    $   504
                                                      ========    =======    =======
 Average Common Shares Outstanding:
   Basic                                               945,610    941,239    941,239
   Diluted                                             965,777    941,239    941,239

Net Income Per Common Share:
   Basic                                              $   1.29   $   0.83   $   0.54
                                                      ========   ========   ========
   Diluted                                            $   1.26   $   0.83   $   0.54
                                                      ========   ========   ========

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Bank of South Windsor

                                                                                       Net
                                                                                    Unrealized
                                                                                  Gains (Losses)
                                                                     Additional   on Securities     Retained
                                                        Common         Paid-in      Available       Earnings
(dollars in thousands, except per share amounts)        Stock          Capital       for Sale       (Deficit)       Total
---------------------------------------------------   ----------   ------------ ---------------  ------------      -------

Balance, December 31, 1994                              $4,706         $ 3,730        $(218)         $(346)        $  7,872
Net Income                                                --              --            --             504              504
Decrease in Net Unrealized Losses on Securities
   Available for Sale, Net of Taxes                       --              --            236             --              236
                                                       -------         -------      -------          -----         --------

Balance, December 31, 1995                               4,706           3,730           18            158            8,612
Net Income                                                --              --             --            783              783
Increase in Net Unrealized Losses on Securities
   Available for Sale, Net of Taxes                       --              --           (134)            --             (134)
                                                       -------         -------      -------          -----         --------

Balance, December 31, 1996                               4,706           3,730         (116)           941            9,261
Net Income                                                --              --             --          1,221            1,221
Common Stock Cash Dividends ($.12 per share)              --              --             --           (113)            (113)
Exercise of Stock Options (17,050 shares)                   85              69           --             --              154
Decrease in Net Unrealized Losses on Securities
   Available for Sale, Net of Taxes                       --              --            314             --              314
                                                       -------         -------      -------         ------         --------
Balance, December 31, 1997                              $4,791          $3,799         $198         $2,049         $ 10,837
                                                       =======         =======      =======         ======         ========

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS
Bank of South Windsor


                                                                 Year Ended December 31,
                                                             ------------------------------
(dollars in thousands)                                        1997        1996       1995
-------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                   $1,221      $ 783     $   504
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
      Provision for Loan Losses                                 368        460         940
      Provision for Depreciation and Amortization               290        346         318
      Provision for Losses on Other Real Estate Owned            30         85         100
      Securities Gains, Net                                     (74)       (22)        (38)
      Net Gain on Sales of Other Real Estate Owned              (45)       (19)        (86)
      Net Gain on Sales of Premise and Equipment               --          (85)       --
      Amortization (Accretion) of Premiums/Discounts
          on Securities                                          23         30          64
      Decrease in Deferred Income Tax Asset                     129        262          87
      Decrease in Deferred Loan Fees, Net of Costs              (87)       (32)        (69)
      (Increase) Decrease in Accrued Interest Receivable       (183)      (165)         32
      Increase in Accrued Interest Payable                        9       --            54
      Other, Net                                                305         85        (318)
                                                            -------    -------     -------
          Net Cash Provided by Operating Activities           1,986      1,728       1,588
                                                            -------    -------     -------

Investing Activities:
   Securities Available for Sale:
      Proceeds from Sales of Securities                      22,926      5,142         575
      Proceeds from Maturities of Securities                  2,292      1,546       1,325
      Purchases of Securities                               (42,679)   (17,515)     (2,325)
   Securities Held to Maturity:
      Proceeds from Maturities of Securities                    250       --          --
   (Originations)  Repayments of Loans, Net                  (1,314)    (4,418)      2,017
   Purchases of Premises and Equipment                         (314)      (117)       (110)
   Proceeds from Sales of Other Real Estate Owned             1,255        690         632
   Proceeds from Sales of Premises and Equipment
                                                               --          224        --
                                                            -------    -------     -------
          Net Cash (Used for) Provided by Investing
             Activities                                     (17,584)   (14,448)      2,114
                                                            -------    -------     -------
Financing Activities:
   Net Increase (Decrease) in Deposits Other Than
      Certificates of Deposit                                 3,811       (895)    (10,832)
   Net Increase in Certificates of Deposit                    6,204      3,852      15,853
   Net Increase (Decrease) in Funds Borrowed                  6,834      3,365      (1,496)
   Net Proceeds from Exercise of Stock Options                  154       --          --
   Cash Dividends Paid                                         (113)      --          --
                                                             -------    -------   --------

         Net Cash Provided by Financing Activities           16,890      6,322       3,525
                                                            -------    -------    --------
         Net Increase (Decrease) in Cash and Cash             1,292     (6,398)      7,227
            Equivalents
Cash and Cash Equivalents at Beginning of Year                8,593     14,991       7,764
                                                            -------    -------    --------
Cash and Cash Equivalents at End of Year                    $ 9,885    $ 8,593    $ 14,991
                                                            =======    =======    ========
Supplemental Information on Cash Paid For:
   Interest                                                 $ 4,406    $ 3,687    $  3,467
   Income Taxes Paid, Net                                       242         99         345
Noncash Investing and Financing Activities:
   Transfer of Securities Held to Maturity to Securities
      Available for Sale                                       --         --         7,921
   Decrease (Increase) in Unrealized Loss on Securities
     Available for Sale Recognized in Shareholders'             314       (134)        236
Equity
   Transfer from Loans to Other Real Estate Owned               117      1,456         757

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
Bank of South Windsor

1.  Summary of Significant Accounting Policies

Organizational Structure
------------------------

Bank of South Windsor (the "Bank") is a state bank organized under the laws of the State of Connecticut engaged in the commercial banking business. The Bank operates through its main office located in South Windsor, Connecticut, and its branches located in East Hartford and Vernon, Connecticut. The Bank's primary source of income is interest received on loans to customers. Bank customers include small- to mid-sized businesses as well as individuals residing within the Bank's service area.

Basis of Financial Statement Presentation
-----------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Future operating results could vary from the amounts derived from management's estimates and assumptions. Certain amounts for prior years have been reclassified to conform to the current year presentation.

Securities
----------

Debt securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, because management has the intent and ability to hold these investments in debt securities to maturity. The initial determination to include debt securities as held to maturity is made at the time of acquisition.

Securities available for sale, including marketable equity securities, are recorded at fair value with any valuation adjustments, net of tax, reflected in shareholders' equity. Securities available for sale are securities that are not held to maturity or for trading. Included as securities available for sale are securities that are purchased in connection with the Bank's asset/liability risk management strategy that may be sold in response to changes in interest rates, prepayment risk or other factors.

Subsequent to the time of acquisition, transfers to the held to maturity portfolio from securities available for sale are made at fair value at the time of transfer, and any resultant premium or discount is being recognized over the remaining expected average life of the security. The specific identification method is used to determine the cost of securities sold on the trade date. Unrealized losses deemed not recoverable and considered other than temporary declines in value are charged to noninterest income as a security loss.

Loans

Loans are stated at their principal amounts outstanding net of unearned income. Generally, interest on loans is recorded as income based upon rates applied to principal amounts outstanding. In determining income recognition on loans, generally no interest is recognized with respect to loans on which a default of interest or principal has occurred for a period of ninety days or more and collection of any portion of the loan is considered to be doubtful, or for a lesser period if circumstances indicate collection of any portion of the loan is doubtful. Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level yield method over the contractual life of the loan. When loans are prepaid, sold or participated out, the unamortized portion of deferred fees is recognized as income at that time. As of December 31, 1997 and 1996, net deferred loan fees were approximately $33,000 and $120,000, respectively.

The reserve for loan losses is established through a provision charged to expense. A charge against the reserve occurs when management believes that the collection of some or all of a loan's principal is unlikely. The reserve represents an amount which, in management's judgment, will be adequate to absorb losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the reserve is based on the evaluation of individual performing and impaired loans, the risk characteristics of the loan portfolios, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past and current loan loss experience and other relevant factors.

The Bank has identified certain loans as impaired based upon management's belief that it is probable that the borrower will be unable to pay all principal and interest amounts in accordance with the loan agreement's contractual terms. The Bank is required to account for the time value of money when determining the adequacy of the Bank's reserve for loan losses for certain impaired loans.

Certain impaired loans are required to be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may also be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal.

Premises and equipment

Premises and equipment are stated at original cost, less accumulated depreciation and amortization of approximately $233,000 and $299,000 as of December 31, 1997 and 1996, respectively. Depreciation of premises and equipment and amortization of leasehold improvements are computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight- line basis over the shorter of the terms of the lease or the estimated useful lives of the improvements.

Other real estate owned

Other real estate owned, comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure, is carried at the lower of cost or fair market value less estimated selling costs. Property is transferred to other real estate owned at the lower of cost or fair market value, with any excess of cost over fair market value charged to the reserve for loan losses.

Any further decline in value based on subsequent changes to estimated fair market value or any loss upon ultimate disposition of the property is charged against the reserve for losses on other real estate owned.

Securities sold under repurchase agreements

The Bank enters into sales of securities under repurchase agreements. Such agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities and the securities underlying the agreements remain in the securities accounts in the balance sheets. The securities underlying the agreements are held as collateral in a third party safekeeping account for the benefit of counterparties.

Cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest bearing deposits with banks and Federal funds sold.

Income taxes

Items of income and expense recognized in different time periods for financial reporting purposes and for purposes of computing income taxes currently payable (temporary differences) give rise to deferred income taxes which are reflected in the financial statements. A deferred tax liability or asset is recognized for the estimated future tax effects, based upon enacted law, attributed to temporary differences. If applicable, the deferred tax asset is reduced by the amount of any tax benefits that, based upon available evidence, are not expected to be realized.

Related party transactions

Directors and officers of the Bank and their associates have been customers of, and have had transactions with the Bank, and management expects that such persons will continue to have such transactions in the future. In the opinion of management, all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers, and the transactions did not involve more than normal risks of collectibility or favored treatment or terms, or present other unfavorable features. See Notes 4 and 13 for further details regarding related party transactions.

Earnings per share

The Bank adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), effective December 15, 1997. Upon adoption of SFAS 128, all prior period earnings per share data were restated to conform with the new statement. The Statement replaces the presentation of primary earnings per share with the presentation of basic earnings per share. It also requires the presentation of basic and diluted earnings per share in the statement of operations. Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year (945,610 shares, 941,239 shares and 941,239 shares for the years ended December 31, 1997, 1996 and 1995, respectively). Diluted earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, increased by the number of shares issuable on the exercise of stock options, if dilutive, based upon the treasury stock method. The effect of the stock options in 1997 was to increase shares used in the diluted earnings per share calculation by 20,167 shares. The effect of the stock options outstanding in 1996 and 1995 was anti-dilutive and therefore not reflected in the computation of per common share amounts.

Dividend capability

Under Connecticut law, the Bank may declare and pay cash dividends only from the current year's and the prior two year's retained net profits, as defined (see
Note 13).

New accounting standard

During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). This Statement establishes standards for separately reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Components of comprehensive income represent changes in equity resulting from transactions and other events and circumstances from nonowner sources. This Statement is effective for fiscal years beginning after December 15, 1997, and reclassification of financial statements for earlier periods provided for comparative purposes is required. The Bank plans to adopt the new disclosure standard prospectively, effective January 1, 1998.

2.  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 leverage capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for Prompt Corrective Action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based ratios as set forth in the table.

As of December 31, 1997 and 1996, management believes that the Bank has met all capital adequacy requirements to which it is subject. To be categorized as well capitalized, the Bank must maintain the ratios set forth in the following table. Management believes that there are no events or conditions which have occurred that would change its category.

The Bank's capital amounts and ratios were (dollars in thousands):

                                                                          To Be Well Capitalized
                                              Capital Adequacy         Under Prompt Corrective Action
                                    --------------------------------  ---------------------------------
                                           Actual         Required                Required
                                      Amount    Ratio       Ratio         Amount          Ratio
                                    ------------------    --------    ---------------------------------

December 31, 1997:

Tier 1 Leverage Capital (to
Total Average Assets)                $10,639     6.89%      4.00%          $7,719         5.00%
Tier 1 Capital (to Risk Weighted
   Assets)                           $10,639    10.66%      4.00%          $5,990         6.00%
Total Capital (to Risk Weighted
   Assets)                           $11,898    11.92%      8.00%          $9,983        10.00%

December 31, 1996:

Tier 1 Leverage Capital (to
Total Average Assets)                $ 9,377     6.94%      4.00%          $6,758         5.00%
Tier 1 Capital (to Risk Weighted
   Assets)                           $ 9,377     9.56%      4.00%          $5,885         6.00%
Total Capital (to Risk Weighted
   Assets)                           $10,612    10.82%      8.00%          $9,808        10.00%


3.  Securities

As of December 31, 1997 and 1996, the amortized cost and fair values of securities were:

                                                             Gross             Gross
                                           Amortized       Unrealized        Unrealized         Fair
                                             Cost             Gains            Losses           Value
                                         --------------   --------------    --------------   ------------
                                                                    (in thousands)
                 1997
                 ----
Available for sale:
    U.S. Treasury                          $    520         $  --             $   --           $    520
    U.S. Government agencies                 17,434           152                  1             17,585
    Mortgage-backed securities               19,300           219                 11             19,508
    Obligations of states and
          political subdivisions              3,766            18                 10              3,774
    Other debt securities                       552            --                 32                520
    Federal Home Loan Bank stock              1,295            --                 --              1,295
                                            -------          ----              -----            -------
                                            $42,867          $389              $  54            $43,202
                                            =======          ====              =====            =======

Held to maturity:
    U.S. Government agencies                $ 1,000          $ --              $  24            $   976
                                            =======          ====              =====            =======
                 1996
                 ----
Available for sale:
    U.S. Treasury                           $   776          $ --              $  12            $   764
    U.S. Government agencies                 14,796            45                188             14,653
    Mortgage-backed securities                4,405            45                  8              4,442
    Obligations of states and
          political subdivisions              1,430             2                 19              1,413
    Other debt securities                     2,707             6                 68              2,645
    Federal Home Loan Bank stock                967            --                 --                967
                                            -------          ----              -----            -------
                                            $25,081          $ 98              $ 295            $24,884
                                            =======          ====              =====            =======
Held to maturity:
    U.S. Government agencies                $ 1,251          $ --              $  33            $ 1,218
                                            =======          ====              =====            =======

As of December 31, 1997, the amortized cost and fair value of debt securities available for sale and held to maturity, by contractual maturity, are summarized below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Available for Sale    Held to Maturity
                                         ------------------   ------------------
                                         Amortized    Fair    Amortized   Fair
                                           Cost      Value      Cost      Value
                                         ---------  --------  --------  --------
                                                      (in thousands)
 Due in one year or less                  $   500   $   499    $  500    $ 500
 Due after one year through five years      2,789     2,804       500      476
 Due after five years through ten years    14,789    14,873        --       --
 Due after ten years                        4,194     4,223        --       --
 Mortgage-backed securities                19,300    19,508
                                          -------   -------    ------    -----
                                          $41,572   $41,907    $1,000    $ 976
                                          =======   =======    ======    =====

For the years ended December 31, 1997, 1996 and 1995, proceeds from the sale of securities available for sale were $22,926,000, $5,142,000, and $575,000, respectively. Gross gains of $127,000, $22,000, and $62,000 were realized on sales for the years ended December 31, 1997, 1996 and 1995, respectively, and gross losses of $53,000, and $24,000 and were realized on sales for the years ended December 31, 1997 and 1995, respectively. There were no gross losses realized from the sales of securities available for sale during 1996.

On December 29, 1995, the Bank utilized the one-time transfer ability allowed by the Financial Accounting Standards Board in its special report "A Guide to Implementation of Financial Accounting Standards No. 115 on Accounting for Certain Investments in Debt and Equity Securities" and reclassified certain securities held to maturity to securities available for sale. Securities of $7,921,000 were transferred from the held to maturity category to the available for sale category. In connection with this reclassification, gross unrealized gains of $32,000 and gross unrealized losses of $96,000 were recorded in securities available for sale and in shareholders' equity (on a net of tax basis).

As of December 31, 1997 and 1996, securities with a book value of $4,558,000 and $3,428,000, respectively, were pledged as collateral for repurchase agreements, treasury tax and loan payments and other deposits held by the Bank.

4. Loans

As of December 31, 1997 and 1996, the composition of the loan portfolio was:

                                                     1997       1996
                                                     ----       ----
                                                      (in thousands)
Real estate:
    Construction                                    $ 3,112   $ 1,801
    Secured by 1 to 4 family residential property    42,894    45,111
    Secured by commercial property                   34,046    32,853
                                                    -------   -------
                                                     80,052    79,765

Commercial                                           15,523    13,158
Installment                                           4,372     6,153
                                                    -------   -------
    Total loans                                     $99,947   $99,076
                                                    =======   =======

The Bank grants commercial, residential and consumer loans primarily in Hartford and Tolland counties in Connecticut. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent on the real estate sector of the economy in its market area. Loans outstanding for which the primary source of repayment is the sale of real estate collateral or cash flow from income producing properties were approximately $37,158,000 and $34,654,000 as of December 31, 1997 and 1996, respectively. Commercial loans collateralized by real estate generally are underwritten with initial loan to value ratios not exceeding 75% based upon an analysis of each borrower's creditworthiness.

The Bank services certain loans that it has sold without recourse to third parties prior to 1995. The aggregate of loans serviced for others approximated $10,551,000 and $11,963,000 as of December 31, 1997 and 1996, respectively.

As of December 31, 1997 and 1996, loans to related parties totaled approximately $1,649,000 and $2,214,000, respectively. For the year ended December 31, 1997, new loans of approximately $421,000 were granted to these parties and payments of approximately $986,000 were received. Related parties include directors and executive officers of the Bank, their respective affiliates in which they have a controlling interest and their immediate family members. Such loans were made in the ordinary course of business and on terms substantially comparable to loan transactions with others, and all such transactions were approved by the Board of Directors. All new loans and payments subsequent to an individual ceasing to serve in a related party capacity are not included in the above totals. All related party loans were current as to principal and interest for the years ended December 31, 1997 and 1996.

5.  Reserves for Loan and Other Real Estate Owned Losses

The reserves for loan and other real estate owned losses are based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they became known.

An analysis of the changes in the reserves for loan and other real estate owned losses is as follows:


                                      Year Ended December 31,
                                  -------------------------------
                                    1997       1996       1995
                                    ----       ----       ----
                                             (in thousands)
Reserve for loan losses:
   Balance, beginning of year     $ 1,973    $ 2,657    $ 3,058
   Provision charged to expense       368        460        940
   Loan charge-offs                  (326)    (1,332)    (1,394)
   Recoveries                         141        188         53
                                  -------    -------    -------
   Balance, end of year           $ 2,156    $ 1,973    $ 2,657
                                  =======    =======    =======

                                                Year Ended December 31,
                                              ---------------------------
                                               1997      1996      1995
                                               ----      ----      ----
                                                     (in thousands)
Reserve for other real estate owned losses:
       Balance, beginning of year              $ 50      $ 115      $ 15
       Provision charged to expense              30         85       100
       Other real estate owned write-downs      (48)      (150)       --
                                               ----      -----      ----
       Balance, end of year                    $ 32      $  50      $115
                                               ====      =====      ====


 6. Nonperforming Assets

Nonperforming assets include nonaccrual loans, loans 90 days past due and still accruing interest, renegotiated loans due to a weakening in the financial condition of the borrower and other real estate owned. In addition to nonaccrual loans and loans 90 days past due and still accruing interest, the Bank's impaired loans include $1,121,000 and $65,000 of accruing loans as of December 31, 1997 and 1996, respectively. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was $626,000 and $1,266,000, respectively. As of December 31, 1997 and 1996, nonperforming assets were:

                                          1997     1996
                                          ----     ----
                                         (in thousands)

Nonaccrual loans                          $528   $1,333
Loans 90 days past due and still
     accruing interest                     109      113
Renegotiated loans                         --       --
Other real estate owned, net               212    1,342
                                          ----   ------
    Total nonperforming assets            $849   $2,788
                                          ====   ======

For the years ended December 31, 1997 and 1996, had interest been accrued at original contractual rates on nonaccrual and renegotiated loans, interest income would have increased by approximately $27,000 (from $25,000) and $339,000 (from zero), respectively. For the years ended December 31, 1997 and 1996, interest income on impaired loans of $78,000 and $5,000, respectively, was recognized. As of December 31, 1997 and 1996, no significant additional funds were committed to customers whose loans were nonperforming.

As of December 31, 1997 and 1996, the Bank's recorded investment in impaired loans and the related valuation allowance (which is included in the reserve for loan losses) were:


                                         1997                   1996
                                 ----------------------  -------------------
                                 Impaired    Valuation   Impaired   Valuation
                                   Loans     Allowance     Loans    allowance
                                   -----     ---------   --------   ---------
                                                  (in thousands)
Valuation allowance required      $1,187       $212        $771        $133
No valuation allowance required       --         --         117         --
                                  ------       ----        ----        ----
     Total impaired loans         $1,187       $212        $888        $133
                                  ======       ====        ====        ====


As of December 31, 1997, included in impaired loans is a loan with a balance of $1,121,000 of which 63.15% of the balance is guaranteed by the Small Business Administration. As of December 31, 1996, the recorded investment in $370,000 of previous direct chargeoffs and applications of cash interest payments against the loan balances.


7. Premises and Equipment

As of December 31, 1997 and 1996, premises and equipment consisted of:

                                                    1997       1996
                                                    ----       ----
                                                    (in thousands)

Leasehold improvements                            $   716    $   617
Furniture and equipment                             1,946      1,912
                                                  -------    -------
                                                    2,662      2,529
Less accumulated depreciation and amortization     (1,653)    (1,601)
                                                  -------    -------
                                                  $ 1,009    $   928
                                                  =======    =======


Provisions for depreciation and amortization on premises and equipment of $233,000, $299,000 and $318,000 in 1997, 1996 and 1995, respectively, were included in occupancy and equipment expense. Included in other noninterest expense in 1996 is $95,000 of costs which represent the write-off of the net book value of leasehold improvements and furniture and equipment related to the relocation of the Bank's operations center in 1997.

8.  Deposits

As of December 31, 1997 and 1996, deposits were:

                                         1997         1996
                                         ----         ----
                                          (in thousands)
Time:
   30 to 365 day certificates          $ 26,945    $ 27,545
   18 month to four year certificates    14,424      11,504
   Five year and over certificates        3,246       3,118
   Time certificates in denominations
       of $100,000 or more               11,173       7,417
   Club accounts                             28          35
                                       --------    --------
                                         55,816      49,619
                                       --------    --------
Savings and money market accounts:
   Regular savings                       26,548      26,980
   Money market                           6,973       6,544
                                       --------    --------
                                         33,521      33,524
                                       --------    --------
Demand and Now accounts:
   Now                                   13,605      11,509
   Regular checking                      29,961      28,236
                                       --------    --------
                                         43,566      39,745
                                       --------    --------
     Total deposits                    $132,903    $122,888
                                       ========    ========


Interest expense on time deposits in denominations of $100,000 or more was $524,000, $210,000 and $153,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

9.  Funds Borrowed

Funds borrowed consisted of the following:

                                                        December 31,
                                                       ---------------
                                                       1997       1996
                                                      -------   ------
                                                        (in thousands)
Securities sold under repurchase agreements           $ 1,410   $   95
Demand notes issued to the U.S. Treasury                  700      681
Federal Home Loan Bank advances                         8,500    3,000
                                                      -------   ------
   Total                                              $10,610   $3,776
                                                      =======   ======
A summary of securities sold under repurchase agreements as of December 31, 1997 follows (dollars in thousands):

                                  Repurchase   Borrowing   Carrying   Fair
Collateral securities              Amount        Rate        Value    Value
-------------------------         -------      ---------   --------  --------
U.S. Government agencies          $ 1,410        3.50%     $ 3,029   $ 3,029

As of December 31, 1997 and 1996, the securities sold under repurchase agreements provided for the repurchase of identical securities.

Securities sold under repurchase agreements averaged $868,000 during 1997. The Bank commenced the sale of securities under repurchase agreements on December 31, 1996. The maximum amount outstanding at any month-end during 1997 and 1996 was $1,410,000 and $95,000, respectively. The weighted average interest rate was 3.50% in 1997 and 1996.

As of December 31, 1997 and 1996, Federal Home Loan Bank of Boston (the "FHLB") advances consisted of:

         Maturing Year     Interest
      Ending December 31,    Rates     1997        1996
      ------------------     -----     ----        ----
                                        (in thousands)
            1997              5.38%    $   --     $3,000
            1999              5.99      2,000         --
            2000              6.41      2,500         --
            2002              5.71      4,000         --
                                       ------     ------
                                       $8,500     $3,000
                                       ======     ======

The FHLB has the option of calling the advance maturing in 2002 on November 8, 1999 provided that the FHLB has given the Bank at least five business days' written notice of its intention to call the advance. The Bank's FHLB stock collateralizes these advances. In addition, mortgage loans and otherwise unencumbered investment securities qualified as collateral available to the FHLB were pledged to secure these advances, unused credit lines and letters of credit issued by the FHLB.

As a member of the FHLB, the Bank has access to a pre-approved line of credit up to 2% of the Bank's total assets ($155,123,000) and the capacity to borrow up to 30% of total assets. The Bank had no outstanding advances on the line of credit as of December 31, 1997 and 1996. In accordance with an agreement with the FHLB, the Bank is required to maintain qualified collateral, as defined in the FHLB Statement of Credit Policy, to collateralize outstanding advances. The Bank exceeded this requirement as of December 31, 1997.

10. Stock Options

The Bank has stock option arrangements which provide for granting of options to key employees to purchase Bank common stock at prices equal to or less than the fair market value at the date of grant. In 1990, the Bank established a Non-Qualified Stock Option Plan and reserved 127,600 shares of common stock for issuance under this plan to employees and Directors of the Bank. Under the Plan, the option price is equal to the fair value of the Banks common stock on the date the options are granted. Once granted, options under the Plan are exercisable and expire ten years from the grant date.

On May 22, 1997, shareholders approved the allocation of 40,000 shares of common stock for a 1997 Incentive Stock Option Plan. Under the Plan, the option price is not less than the fair value of the Bank's common stock on the date the options are granted. Once granted, one half of the options become exercisable in one year and the remaining options become exercisable two years after the date of the grant. Options expire ten years from the grant date.

A summary of transactions under the Bank's stock option arrangements follows:

                                                     Number
                                                       of          Option Price
                                                     Shares         Per Share
                                                     ------         ---------

Outstanding December 31, 1995 and 1994              121,550               $9.09
   Granted                                            5,000                7.50
                                                    -------        ------------
Outstanding December 31, 1996                       126,550        7.50 -  9.09
   Granted                                           16,540        9.25 - 21.75
   Exercised                                        (17,050)               9.09
                                                    -------        ------------
Outstanding December 31, 1997                       126,040        7.50 - 21.75
                                                    =======
Options exercisable as of December 31, 1997         109,500         7.50 - 9.09
Shares of common stock available for future         =======
      grants as of December 31, 1997                 24,510
                                                    =======

As of January 1, 1996, the Bank adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The Bank has chosen to continue following the existing accounting rules for stock option accounting but disclose what the impact would have been had the new standards been adopted. These disclosures must show what earnings and earnings per share for years beginning after December 15, 1994 would have been had the standard's new accounting been applied. However, companies must apply the recommended accounting only to grants made in fiscal years beginning after December 15, 1994. The options granted by the Bank in 1997 and 1996 had no significant impact on reported net income or income per common share in 1997, 1996 or 1995.

11. Benefit Plans

Employee Savings and Profit Sharing Plan
----------------------------------------
The Bank sponsors a savings and profit  sharing plan (the "Savings  Plan") under
Section 401(k) of the Internal Revenue Code, covering all employees who meet certain age and service requirements. The Savings Plan has a discretionary non-contributory profit sharing feature and also allows for voluntary employee contributions. Bank profit sharing contributions are based on profitability and other appropriate factors as determined by the Board of Directors. No profit sharing contributions were made for 1997, 1996 or 1995.

The Savings Plan allows participants to make contributions by salary deduction of up to the maximum amount allowed pursuant to Section 401(k) of the Internal Revenue Code. Effective January 1, 1997, the Bank increased its matching contribution to the rate of 35 cents per dollar on employee contributions up to the first 5% of the employee's compensation. Employee contributions in excess of 5% of the employee's compensation are not matched by the Bank. Employee contributions vest immediately while the Bank's matching contributions vest after 5 years.

Total contributions made by the Bank and participants in 1997, 1996 and 1995 were $77,000, $70,000 and $78,000, respectively. Contributions by the Bank included in the total contribution amounts were $10,000, $10,000 and $11,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Postretirement Benefits
-----------------------

The Bank does not provide postretirement benefits other than the Savings Plan described above.

12. Income Taxes

For the years ended December 31, 1997, 1996 and 1995, the provision for Federal and state income taxes was:

                                                         1997    1996     1995
                                                         ----    ----     ----
                                                              (in thousands)
Current:
    Federal                                            $ 516    $ 146    $ 166
    State                                                170       53       64
                                                       -----     ----     ----
                                                         686      199      230
                                                       -----     ----     ----
Deferred:
    Federal                                               76      295       43
    State                                                 21       35        1
                                                       -----     ----     ----
                                                          97      330       44
                                                       -----     ----     ----
Change in valuation allowance for deferred tax asset     (45)     (35)     (63)
                                                       -----     ----     ----
    Total                                               $738     $494     $211
                                                       =====     ====     ====

The following is a reconciliation of the statutory Federal income tax rate of 34% applied to income before taxes with income tax expense for the years ended December 31, 1997, 1996 and 1995:

                                                              1997     1996     1995
                                                              ----     ----     ----
                                                                 (in thousands)
Federal income tax at statutory rate                        $  666    $ 434    $ 243
Increase (decrease) resulting from:
   Connecticut corporation tax, net of Federal tax benefit     127       88       47
   Dividends received deduction                                 --       --       (4)
   Change in the valuation allowance
      for deferred tax asset                                   (45)     (35)     (63)
   Other                                                       (10)       7      (12)
                                                            ------    -----    -----
      Income tax expense                                    $  738    $ 494    $ 211
                                                            ======    =====    =====

As of December 31, 1997 and 1996, the tax effects of temporary differences that give rise to the deferred tax assets and liabilities were:

                                                            1997       1996
                                                            -----      ----
                                                             (in thousands)
Deferred tax assets:
    Reserve for loan losses                                 $ 452    $ 538
    Deferred loan fees                                         --       10
    Net unrealized loss on securities available for sale       --       82
    Capital loss carryforward                                  58       58
    Accumulated depreciation and amortization on premises
        and equipment                                          96       28
    Other                                                      --        9
                                                            -----     ----
      Total gross deferred tax asset                          606      725
                                                            -----     ----
    Valuation allowance for deferred tax asset               (104)    (149)
                                                            -----     ----

Deferred tax liabilities:
    Discount on loans                                          51       93
    Deferred loan fees                                         12       --
    Prepaid expenses                                           42       97
    Net unrealized gain on securities available for sale      138       --
    Other                                                       2       --
                                                            -----     ----
      Total gross deferred tax liability                      245      190
                                                            -----     ----
      Net deferred tax asset                                $ 257    $ 386
                                                            =====    =====

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon taxes paid in the past which are available to be recovered and upon the generation of future taxable income during the periods in which those temporary differences reverse. Management considers the estimated timing of the reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

13. Commitments and Contingencies

Under Connecticut law, the Bank may declare and pay cash dividends only from the current year's and the prior two years' retained net earnings, as defined. As of December 31, 1997, all of the Bank's retained earnings was available for dividend declaration without prior regulatory approval.

The Bank is required by regulation to maintain with a Federal Reserve Bank reserve balances based principally on deposits outstanding. These reserve balances, included in cash and due from banks, were approximately $1,080,000 and $920,000 as of December 31, 1997 and 1996, respectively.

The Bank leases certain branch facilities under lease agreements which expire at various dates through September 30, 2002. For the years ended December 31, 1997 and 1996, rental expense under these lease agreements was $335,000 and $318,000, respectively, and related sublease income was $22,000 for each of the years.

The Bank leases certain facilities at a rate which management believes was a market rate at lease inception from a related party which includes one Bank director as a partner. The lease expires in May 1999 and allows for three renewal terms of five years each. Rental expense under related party leases was approximately $159,000 for each of years ended December 31, 1997, 1996 and 1995.

As of December 31, 1997, future minimum payments under noncancellable operating leases with initial or remaining terms of one year or more consisted of the following:

                              Year           Amount
                              ---            ------
                                         (in thousands)
                              1998            $311
                              1999             206
                              2000             155
                              2001             155
                              2002              74
                                              ----
                                              $901
                                              ====

Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Bank. These matters include a claim by the Bank's former chief executive officer which is in the early stages of discovery. In the opinion of management, based on discussions with legal counsel, the outcome of these matters will not result in a significant adverse effect on the financial condition or future operating results of the Bank. Due to the early stage of the former chief executive officer's claim, future facts and circumstances could alter management's opinion that this claim is not expected to result in a significant adverse effect on the financial condition or future operating results of the Bank.

Legal fees, including fees for loan workouts, collections and foreclosures, paid to related parties were approximately $110,000, $127,000 and $166,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. As of December 31, 1997 and 1996, these financial instruments included commitments to extend lines of credit of $24,055,000 and $23,346,000, respectively, and outstanding letters of credit of $1,836,000 and $702,000, respectively, all of which represented standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The Bank may or may not obtain collateral in connection with the issuance of standby letters of credit.

These financial instruments involve, to varying degrees, elements of credit and interest rate risk. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as they do for existing loans. The credit risk of these financial instruments is controlled through credit approvals, limits, monitoring procedures and the receipt of collateral deemed necessary.

14.  Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of estimated fair values for certain of its financial instruments.

Financial instruments include such items as loans, securities, deposits and other financial instruments as defined in the Statement.

The Statement requires that where available, quoted market prices be used to estimate fair values. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is the Bank's general practice and intent to hold the majority of its financial instruments, such as loans and deposits, to maturity and not engage in trading or sales activities. Therefore, valuation techniques permitted by the Statement, such as present value calculations, were used by the Bank for the purposes of this disclosure.

Management notes that reasonable comparability between financial institutions may not necessarily be made due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments.

This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

Cash and Due from Banks, Interest Bearing Deposits with Banks and Federal Funds Sold. These items are generally short-term in nature and, accordingly, the carrying amounts reported in the balance sheets are reasonable approximations of their fair values.

Securities Available for Sale and Held to Maturity. Fair values are based principally on quoted market prices.

Loans. The fair value of accruing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonaccrual loans is estimated by discounting the future cash flows using a discount rate that reflects the risk inherent in the loan.

Accrued Interest Receivable. The carrying amount of accrued interest receivable approximates its fair value.

Deposits. The fair value of demand, Now, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the discounted value of contractual cash flows. The discount rates are the rates currently offered for deposits of similar remaining maturities.

Funds Borrowed. The fair value of Federal Home Loan Bank advances is estimated using the discounted value of contractual cash flows. Repurchase agreements and other borrowed funds consist of short-term liabilities and the carrying amounts approximate their fair values.

Accrued Interest Payable. The carrying amount of accrued interest payable approximates its fair value.

Commitments to Extend Credit and Standby Letters of Credit. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date. The fair value of commitments to extend credit and standby letters of credit was not significant and therefore not disclosed as of December 31, 1997 and 1996.

As of December 31, 1997 and 1996, the carrying amounts and estimated fair values of the Bank's financial instruments were as follows:

                                                        1997                             1996
                                            -----------------------------    ------------------------------
                                                             Estimated                         Estimated
                                             Carrying           Fair           Carrying           Fair
                                              Amount            Value            Amount           Value
                                            ------------    -------------    -------------    -------------
                                                                   (in thousands)
 ASSETS:
 Cash and Due from Banks                      $   7,591        $   7,591        $   7,731        $   7,731
 Interest Bearing Deposits with Banks               394              394              532              532
 Federal Funds Sold                               1,900            1,900              330              330
 Securities:
   Available for Sale                            43,202           43,202           24,884           24,884
   Held to Maturity                               1,000              976            1,251            1,218
 Loans, Net                                      97,791          100,158           97,103           98,128
 Accrued Interest Receivable                      1,085            1,085              902              902


 LIABILITIES:
 Deposits                                       132,903          133,052          122,888          122,765
 Funds Borrowed                                  10,610           10,561            3,776            3,776
 Accrued Interest Payable                           140              140              131              131


OTHER UNRECOGNIZED
FINANCIAL INSTRUMENTS:
None

15.  Subsequent Event

On March 19, 1998, the Bank announced a definitive agreement with New England Community Bancorp, Inc. ("NECB") to merge the Bank into and with New England Bank & Trust Company, a wholly-owned subsidiary of NECB. Under the proposed merger, which is subject to various conditions including regulatory approvals and approval by the shareholders of both the Bank and NECB (if legally required), each share of the Bank's common stock will convert into 1.3204 shares of NECB common stock, subject to adjustment under certain circumstances. In connection with the merger agreement, the Bank and NECB entered into a stock option agreement dated March 19, 1998 pursuant to which NECB will have an option to purchase 215,000 shares of the Bank's common stock at $12.00 per share, which option is exercisable in certain circumstances. Management expects that the proposed transaction will close in the third quarter of 1998.

                        QUARTERLY RESULTS OF OPERATIONS
A summary of unaudited quarterly results of operations of 1997 and 1996 follows:
--------------------------------------------------------------------------------

(dollars in thousands, except per share data)          Three Months Ended
--------------------------------------------------------------------------------

                                      March 31    June 30    Sept. 30   Dec. 31
                                      --------    -------    --------   -------
1997
----
Interest Income                        $2,589     $2,904     $3,040     $3,060
Interest Expense                          984      1,123      1,156      1,152
                                       ------     ------     ------     ------
Net Interest Income                     1,605      1,781      1,884      1,908
Provision for Loan Losses                 105        105         79         79
Noninterest Income                        307        321        256        249
Noninterest Expense                     1,452      1,515      1,488      1,529
Income Taxes                              144        191        231        172
                                       ------     ------     ------     ------
Net Income                             $  211     $  291     $  342     $  377
                                       ======     ======     ======     ======
Net Income Per Common Share:
   Basic                                $ .22      $ .31      $ .37     $  .39
   Diluted                                .22        .31        .37        .36
   Cash Dividends Declared                .03        .03        .03        .03

1996
----
Interest Income                        $2,352     $2,408     $2,449     $2,577
Interest Expense                          891        895        933        968
                                       ------     ------     ------     ------
Net Interest Income                     1,461      1,513      1,516      1,609
Provision for Loan Losses                 126        126        126         82
Noninterest Income                        256        262        273        351
Noninterest Expense                     1,208      1,328      1,380      1,588
Income Taxes                              159        134        113         88
                                       ------     ------     ------     ------
Net Income                             $  224     $  187     $  170     $  202
                                       ======     ======     ======     ======

Net Income Per Common Share:
   Basic                               $  .24     $  .20     $  .18     $  .21
   Diluted                                .24        .20        .18        .21


    Note - See "Management's  Discussion and Analysis of Financial Condition and
           Results of Operations" for discussion of significant variations.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Director's Name, Age and                          Past Five Years' Principal Occupation(s)
Positions with the Bank                                  and Other Directorships
-----------------------                           -----------------------------------------
                                Directors with terms expiring in 1998

Barbara Barbour (59)                        Former co-owner and President, for more than
Director, Chairwoman of the Board           five years, B & B Associates, Inc. (printing company);
and Executive Committee; Member of          Chairwoman, since 1991, Bank of South Windsor;
Loan, ALCO and Budget Committees            Director, since 1989, Bank of South Windsor.

Richard S. Kelley (65)                      President,  for more than five years,  RSK Kellco,  Inc.
Director;  Member of Audit                  (real estate development  company);  Director,  since 1989,
and Executive Committees                    Bank of South Windsor.

Robert J. Smith (60)                        President, for more than five years, Smith Brothers
Director; Chairman of Budget Committee;     Insurance, Inc.; Director, since 1989, Bank of
Member of ALCO, Executive and               South Windsor.
Facilities Committees

                                Directors with terms expiring in 1999

Wayne C. Gerlt (50)                         Attorney, for more than five years, in private practice;
Director; Chairman of Personnel Committee;  Director, since 1989, Bank of South Windsor.
Member of Audit Committee

Edward F. Havens (73)                       Co-owner, for more than five years, Imperial Oil
Director; Member of Loan, Executive         and Plumbing Company;  Director,  since 1989,
and Personnel Committees                    Bank of South Windsor.

Barbara M. Perry (50)                       Owner, since 1996, Harmony Enterprises; Field
Director; Member of Loan, Community         Coordinator, for three years, Connecticut Housing
Reinvestment Act and Personnel Committees   Coalition; previously, Director of Housing, Urban
                                            League of Greater Hartford; Director, since 1989,
                                            Bank of South Windsor.

                                Directors with terms expiring in 2000

Salvatore Garofalo (61)                     Retired, for more than five years; former President,
Director                                    S & R Sanitation Company; Director, since 1989,
                                            Bank of South Windsor.



Walter J. Kupchunos, Jr. (57)                  Sheriff of Hartford County since 1995;
Director; Member of Loan, ALCO                 Treasurer for more than five years,
and Personnel Committees                       Walmark, Inc.; Director, since 1989,
                                               Bank of South Windsor.

Raymond H. Lefurge, Jr. (49)                   Partner, for more than five years,
Director; Chairman of Audit Committee;         Lefurge & Gilbert, P.C.(public accounting firm);
Member of Loan and Budget Committees           Director, since 1989, Bank of South Windsor.

John J. Mitchell (63)                          President, for more than five years, Mitchell Fuel
Director; Chairman of ALCO and Facilities      Company; Director, since 1989,
Committees; Member of Loan, Audit and          Bank of South Windsor.
Community Reinvestment Act Committees

J. Brian Smith (55)                            Senior Vice President, for more than five years,
Director; Chairman of Community Reinvestment   Smith Brothers Insurance, Inc.; Director,
Act Committee; Member of Audit and             since 1989, Bank of South Windsor.
Personnel Committees.

Officer's Name          Age                    Past Five Year's Principal Occupation(s)
--------------          ---                    ----------------------------------------
John R. Dunn            50                     Director, President and Chief Executive Officer,
                                               since 1996, Bank of South Windsor; President,
                                               January 1995 to December 1995, Shawmut Bank
                                               New York; President November 1993 to January 1995,
                                               Shawmut Mortgage Corp.; Executive Vice President,
                                               prior to November 1993, Shawmut National Corp.

Robert O. Ciraco        53                     Executive Vice President and Chief Lending Officer,
                                               for more than five years, Bank of South Windsor.

Solomon Kerensky        60                     Secretary, for more than five years, Bank
                                               of South Windsor; Partner, for more than five years,
                                               Kahan, Kerensky & Capossela (law firm).

Directors J. Brian Smith and Robert J. Smith are brothers. There are no family relationships among the executive officers. There were no arrangements or undertakings between any of the directors or executive officers pursuant to which he or she was selected as a director or executive officer.

ITEM 11.   EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Bank, during the past three years to Executive Officers of the Bank:

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term Compensation
                                                                          -------------------------------------------------------
                                           Annual Compensation                      Awards                       Payouts
                                    ----------------------------------    -------------------------    --------------------------
                                                             Other        Restricted
                                                             Annual         Stock          Options/      LTIP         All Other
     Name and                         Salary      Bonus   Compensation     Award(s)          SARs       Payouts     Compensation
Principal Position           Year      ($)         ($)      ($) (D)          ($)             (#)          ($)          ($)(E)
---------------------      -------  ----------  -------- --------------  ------------     ---------    ---------   --------------
John R. Dunn                 1997    150,000     25,000             -             -         11,448           -         14,400
President and                1996    127,561(A)  25,000             -             -          5,000           -         14,400
Chief Executive Officer      1995          not applicable           -             -              -           -              -

Robert O. Ciraco             1997    95,000      25,000             -             -          5,092           -          1,080
Executive Vice               1996    92,025      12,000             -             -             -            -          1,200
President                    1995    90,100      31,857             -             -             -            -            855

Wayne von Hardenberg         1997    85,000(B)       -              -             -             -            -              -
Senior Vice President        1996    82,913      10,000             -             -             -            -              -
and Chief Financial Officer  1995    80,000      16,429             -             -             -            -              -

Peter F. Govoni              1997    14,513(C)       -              -             -             -            -              -
Senior Vice President        1996         not applicable            -             -             -            -              -
                             1995         not applicable            -             -             -            -              -


(A) Under the terms of an employment agreement effective February 20, 1996, Mr. Dunn receives a base salary of $150,000, salary increases and bonuses as determined by the Board of Directors of the Bank, family country club membership, vacation, insurance and other fringe benefits commensurate with his position as President and Chief Executive Officer. If Mr. Dunn retires on or after reaching age 55, he or his designated beneficiary or his estate will be entitled to receive payments equal to $50,000 per year for ten years starting at the age of 65. If he is terminated for reasons other than for cause after reaching age 51 but before reaching age 55, he will be entitled to a pro rata portion of those benefits. Upon a change in control of the Board of Directors, this retirement benefit accelerates.

(B) Mr. von Hardenberg resigned his position with the Bank effective May 29, 1997 in order to pursue other interest.

(C) Amount shown for 1997 reflects less than a full year of compensation for Mr. Govoni who was employed by the Bank on October 27, 1997 at an annual salary of $80,000.

(D) Amounts of "Other Annual Compensation" earned by the named executive officers for 1997 did not meet the threshold reporting requirements.

(E) "All Other Compensation" includes the following: (1) an annual car allowance in the amount of $14,400 paid to Mr. Dunn, and (2) employee savings plan matching contributions were paid on behalf of Mr. Ciraco in the amounts of $1,080, $1,200 and $855 during the years ended December 31, 1997, 1996 and 1995, respectively.

Stock Options and Stock Appreciation Rights

The following table contains information concerning the grant of stock options under the Bank's 1997 Incentive Stock Option Plan to the Executive Officers of the Bank as of the end of the last fiscal year.

                                         Individual Grants
                      --------------------------------------------------------
                                      % of Total
                                        Options/
                     Options/            SARs          Exercise
                      SARs             Granted to       or Base
                     Granted          Employees in       Price      Expiration
Name                 (#) (1)           Fiscal Year     ($/Share)       Date
----                 -------          ------------     ---------    ----------
John R. Dunn          8,000              48.37           9.25        05/22/07
                      3,448              20.85          21.75        12/18/07

Robert O. Ciraco      4,000              24.18           9.25        05/22/07
                      1,092               6.60          21.75        12/18/07

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the named executives, concerning the unexercised options held as of the end of the fiscal year. No options were exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values


                                                         Number of Unexercised      Value of Unexercised In-The-
                                 Value Realized ($)         Options/SARs at            Money Options/SARs at
                                 (Market price at         Fiscal Year-End (#)           Fiscal Year-End ($)
               Shares acquired    exercise less        --------------------------  ------------------------------
Name           on exercise (#)    exercise price)      Exercisable   Unexecisable   Exercisable      Unexecisable
----           ---------------  ------------------     -----------   ------------  ------------      ------------
John R. Dunn         -                 -                 5,000         11,448         37,500            148,994

Robert O. Ciraco     -                 -                   -            5,092              -             60,751

Director Compensation

During 1997 each director of the Bank, with the exception of Mr. Dunn, received fees for services as a director of the Bank. Such fees were $250 per Board of Directors meeting attended. All directors, except Mr. Dunn, were paid for attending meetings of committees of the Board of Directors. The fees paid for attending committee meetings were $100 per meeting. In addition, Mr. Kerensky received $100 for each Executive Committee meeting he attended and Mrs. Barbour received a fee of $1,000 per quarter as Chairwoman.

Executive Employment Agreements

The Bank has entered into employment and/or change in control agreements with certain of its executive officers. In addition to the agreement outlined in the "Summary Compensation Table", Mr. Dunn is entitled to 2.99 times his base salary plus life, health and disability insurance benefits for a three year period in the event of termination following a change in control of the Bank, as defined in the agreement.

Mr. Ciraco's change in control agreement provides for a base severance payment of an amount equal to two (2) times his base salary plus two (2) times his bonus awarded for performance in the calendar year prior to the change in control payable not later than three (3) months from the date his employment with the Bank terminates. Additionally, the Bank shall maintain Mr. Ciraco's health insurance coverage for a period of two (2) years from the date of termination of his employment.

Mr. Govoni's change in control agreement provided for a base severance payment of an amount equal to one-quarter (.25) times his base salary which was payable by the Bank to Mr. Govoni for the year in which the change in control occurs. Severance payments under this agreement are payable to Mr. Govoni not later than three (3) months from the date his employment with the Bank terminates.


ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

So far as is known to the Bank, the Bank had one owner of more than 5% of common stock as of February 28, 1998, as reflected in the table below.

                  Name and Address of    Amount and Nature of
 Title of Class    Beneficial Owner      Beneficial Ownership   Percent of Class
 --------------  ---------------------   --------------------   ----------------
 Common Stock    New England Community         88,396                 9.39
                 Bancorp, Inc.
                 176 Broad Street
                 Windsor, CT  06095

According to information furnished to the Bank by its directors and executive officers, as of February 28, 1998, the directors and executive officers, individually and as a group, beneficially owned shares of Bank common stock as follows:

                                  Amount
                                    and
                                 Nature of
                                Beneficial
Beneficial Owner                Ownership                Percent of Class
---------------                -----------               ----------------
Directors:
Barbara Barbour                  31,114 (1)                    3.02
Salvatore Garofalo               42,708 (1)(2)                 4.15
Wayne C. Gerlt                   14,736 (1)(3)                 1.43
Edward F. Havens                 17,086 (1)                    1.66
Richard S. Kelley                34,268 (1)                    3.33
Walter J. Kupchunos, Jr.         12,885 (1)(4)                 1.25
Raymond H. Lefurge, Jr.          13,100 (1)(5)                 1.27
John J. Mitchell                 21,053 (1)                    2.05
Barbara M. Perry                  6,661 (1)                      *
J. Brian Smith                   15,536 (1)                    1.51
Robert J. Smith                  15,536 (1)                    1.51

Executive Officers:
John R. Dunn                      7,828 (6)                      *
Robert O. Ciraco                    668                          *
Solomon Kerensky                  9,889 (1)                      *

All directors and officers
   as a group (14 persons)      243,068 (7)                   23.62

* Indicates ownership of less than one percent (%) of the class.

(1) Includes 5,500 shares subject to currently exercisable options granted under the Bank's 1990 Stock Option Plan.

(2)  Includes 37,208 shares owned by Mrs. Garofalo.

(3)  Includes 1,437 shares owned by Mrs. Gerlt.

(4)  Includes 5,558 shares owned by Mrs. Kupchunas.

(5)  Includes 300 shares held by Mr. Lefurge, Jr. as custodian for his children.

(6) Includes 5,000 shares subject to currently exercisable options granted under the Bank's 1990 Stock Option Plan.

(7)  Includes 71,000 shares subject to currently exercisable options.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors and officers of the Bank and their associates have been customers of, and have had transactions with the Bank, and management expects that such persons will continue to have such transactions in the future. In the opinion of management, all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers, and the transactions did not involve more than normal risks of collectibility or favored treatment or terms, or present other unfavorable features. The maximum aggregate amount of indebtedness of the directors and executive officers as a group during 1997 was $2,258,000. There were no directors or executive officers whose maximum indebtedness to the Bank exceeded 10% of the Bank's capital during 1997.

The Bank presently leases its Main Office at 1695 Ellington Road, South Windsor from RSK-Kellco, Inc., of which Director Richard S. Kelley is the owner. The lease was originally entered into on February 6, 1989 and provided for an annual rental of $147,002 in years one through five and $158,919 in years six through ten. The Bank has the option to renew the lease for three additional five year terms. Based on an opinion from an independent commercial real estate appraisal firm, management believes that the terms of the lease are at least equal to the terms of leases of space in comparable buildings in South Windsor at such time as the lease was executed.

The law firm of Kahan, Kerensky & Capossela, of which Secretary Solomon Kerensky is a partner, served as general counsel to the Bank and received fee compensation for legal services performed on its behalf paid at the law firm's usual and customary billing rates, which are comparable to rates charged by other law firms for like services. For the year ended December 31, 1997, the law firm of Kahan, Kerensky & Capossela was paid aggregate fees of $100,778 by the Bank. The private law practice of Director Wayne C. Gerlt receives fee compensation for legal services performed on behalf of the Bank paid at the law firm's usual customary billing rates which are comparable to rates charged by other area law firms for like services. For the year ended December 31, 1997, the Law Offices of Wayne C. Gerlt was paid aggregate fees of $9,367 by the Bank.

                                    PART IV
                                    -------

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

      (a) (1) The financial statements listed in the index set forth in ITEM 8 of this annual report on Form 10-K are filed as part of this annual report.

          (2) The following schedule and related documents are filed as part of this annual report on Form 10-K on the following pages:

                                                                            Page
                                                                            ----
              Report of Independent Public Accountants on Schedule II ...... 67

              Schedule II - Loans to Officers, Directors
                            Principal Security Holders,
                            and any Associations of the
                            Foregoing Persons............................... 68

              All other schedules for which provision is made in the applicable accounting regulations are not applicable or appear in ITEM 8 of this annual report on Form 10-K.

      (b)     Reports on Form 8-K:

              Form 8-K filed on December 2, 1997.

              Item 5 - Other Events

              Reported that on November 14, 1997, Bank of South Windsor began trading its common stock, par value $5.00 per share, on the American Stock Exchange (Symbol: BSW).

      (c)     Exhibits

              4. A statement  regarding  computation  of  per share  earnings is omitted because the computation can be clearly determined from the material contained in this report.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Bank of South Windsor:

We have audited, in accordance with generally accepted auditing standards, the financial statements included in this Form 10-K, and have issued our report thereon dated January 23, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 19, 1998). Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Bank's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                         ARTHUR ANDERSEN LLP



Hartford, Connecticut
January 23, 1998 (except with respect
     to the matter in Note 15, as to which
     the date is March 19, 1998)

                                  SCHEDULE II

            Loans to Officers, Directors, Principal Security Holders
                  and any Associates of the Foregoing Persons

---------------------------------------------------------------------------------------------------------------------------
 Col. A                 Col. B                     Col. C                      Col. D                       Col. E
---------------------------------------------------------------------------------------------------------------------------
Name of               Beginning Balance                               Amounts         Amounts             Ending Balance
Borrower*             as of 1/1/97               Additions            Collected       Charged off         as of 12/31/97

---------------------------------------------------------------------------------------------------------------------------

Directors             $2,214,447                 $420,456             $985,850          $  -                $1,649,053



---------------------------------------------------------------------------------------------------------------------------
 Col. A                 Col. B                    Col. C                       Col. D                        Col. E

---------------------------------------------------------------------------------------------------------------------------
Name of               Beginning Balance                               Amounts         Amounts             Ending Balance
Borrower*             as of 1/1/96               Additions            Collected       Charged off         as of 12/31/96

---------------------------------------------------------------------------------------------------------------------------

Directors             $3,176,109                $1,341,354            $2,303,016**      $  -              $2,214,447



---------------------------------------------------------------------------------------------------------------------------

 Col. A                  Col. B                   Col. C                       Col. D                       Col. E

---------------------------------------------------------------------------------------------------------------------------
Name of               Beginning Balance                               Amounts        Amounts             Ending Balance
Borrower*             as of 1/1/95              Additions             Collected      Charged off         as of 12/31/95


---------------------------------------------------------------------------------------------------------------------------
Directors             $3,820,656                $761,553              $1,406,100**      $  -             $3,176,109



---------------------------------------------------------------------------------------------------------------------------


* All loans to officers, directors, principal security holders and any associates of the foregoing persons were incurred as customers in the normal course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility.

** Includes $1,143,878 and $171,728 in credit facilities obtained by directors and officers no longer employed by the Bank at December 31, 1996 and 1995, respectively.

                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Bank of South Windsor

Date  March 26, 1998                    By /s/ John R. Dunn
     ----------------                      ---------------------------
                                           John R. Dunn
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                               Board of Directors

/s/  Barbara Barbour                                           March 26, 1998
-----------------------------------------------              ------------------
Barbara Barbour, Chairperson of the Board                           Date

/s/  John R. Dunn                                              March 26, 1998
-----------------------------------------------              ------------------
John R. Dunn, Director, President and Chief                         Date
     Executive Officer

/s/  Salvatore Garofalo                                        March 26, 1998
-----------------------------------------------              ------------------
Salvatore Garofalo, Director                                        Date

-----------------------------------------------              ------------------
Wayne C. Gerlt, Director                                            Date

/s/  Edward F. Havens                                          March 26, 1998
-----------------------------------------------              ------------------
Edward F. Havens, Director                                          Date


/s/  Richard S. Kelley                                         March 26, 1998
-----------------------------------------------              ------------------
Richard S. Kelley, Director                                         Date

/s/  Walter Kupchunos, Jr.                                     March 26, 1998
-----------------------------------------------              ------------------
Walter Kupchunos, Jr., Director                                     Date


/s/  Raymond H. Lefurge, Jr.                                   March 26, 1998
-----------------------------------------------              ------------------
Raymond H. Lefurge, Jr., Director                                   Date

/s/  John J. Mitchell                                          March 26, 1998
-----------------------------------------------              ------------------
John J. Mitchell, Director                                          Date

/s/  Barbara M. Perry                                          March 26, 1998
-----------------------------------------------              ------------------
Barbara M. Perry, Director                                          Date

/s/  J. Brian Smith                                            March 26, 1998
-----------------------------------------------              ------------------
J. Brian Smith, Director                                           Date


-----------------------------------------------              ------------------
Robert J. Smith, Director                                          Date